                                                                    Exhibit 4.13
================================================================================


                     AMENDED AND RESTATED SECURITY AGREEMENT

                                       By

                               ACTUANT CORPORATION
                     (formerly known as Applied Power Inc.),

                                   as Borrower

                                       and

                     THE SUBSIDIARY GUARANTORS PARTY HERETO

                                       and

                      THE SUBSIDIARY PLEDGORS PARTY HERETO

                                       and

                           CREDIT SUISSE FIRST BOSTON,


                               as Collateral Agent

                             ----------------------

                            Dated as of July 31, 2000
                                       and
                     Amended and Restated as of May 22, 2002


================================================================================

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                                TABLE OF CONTENTS

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PREAMBLE................................................................................     1

RECITALS................................................................................     1

AGREEMENT...............................................................................     2

                                               ARTICLE I

                                    DEFINITIONS AND INTERPRETATION

SECTION 1.1       Definitions...........................................................     3
SECTION 1.2       Interpretation........................................................    19
SECTION 1.3       Resolution of Drafting Ambiguities....................................    20

                                              ARTICLE II

                              GRANT OF SECURITY AND SECURED OBLIGATIONS

SECTION 2.1       Pledge................................................................    20
SECTION 2.2       Secured Obligations...................................................    21
SECTION 2.3       Future Advances.......................................................    22
SECTION 2.4       No Release............................................................    22

                                            ARTICLE III

                             PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;
                                     USE OF PLEDGED COLLATERAL

SECTION 3.1       Delivery of Certificated Securities Collateral........................    22
SECTION 3.2       Perfection of Uncertificated Securities Collateral....................    22
SECTION 3.3       Financing Statements and Other Filings................................    23
SECTION 3.4       Perfection in Investment Property.....................................    23
SECTION 3.5       Joinder of Affiliates.................................................    23
SECTION 3.6       Motor Vehicles........................................................    23
SECTION 3.7       Supplements; Further Assurances.......................................    24
SECTION 3.8       Use and Pledge of Pledged Collateral..................................    24
SECTION 3.9       Other Actions.........................................................    24

                                             ARTICLE IV

                              REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 4.1       Payment...............................................................    26

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SECTION 4.2       Authority and Validity; Preservation of Corporate Existence..........     26
SECTION 4.3       Perfection Actions; Prior Liens......................................     26
SECTION 4.4       Limitation on Liens..................................................     26
SECTION 4.5       Other Financing Statements...........................................     27
SECTION 4.6       Chief Executive Office; Records; Change of Name; Jurisdiction
                    of Organization....................................................     27
SECTION 4.7       Location of Inventory and Equipment..................................     28
SECTION 4.8       Warehouse Receipts Non-Negotiable....................................     29
SECTION 4.9       Condition and Maintenance of Equipment...............................     29
SECTION 4.10      Corporate Names; Prior Transactions..................................     29
SECTION 4.11      Due Authorization and Issuance.......................................     29
SECTION 4.12      No Violations, etc...................................................     30
SECTION 4.13      No Options, Warrants, etc............................................     30
SECTION 4.14      No Claims............................................................     30
SECTION 4.15      No Conflicts, Consents, etc..........................................     30
SECTION 4.16      Pledged Collateral...................................................     31
SECTION 4.17      Insurance; Condemnation..............................................     31
SECTION 4.18      Payment of Taxes; Compliance with Laws; Contesting Liens; Claims.....     36
SECTION 4.19      Access to Pledged Collateral, Books and Records; Other Information...     37
SECTION 4.20      [Intentionally Omitted]..............................................     37
SECTION 4.21      Benefit to Subsidiary Guarantors and Subsidiary Pledgors.............     37

                                            ARTICLE V

                              CERTAIN PROVISIONS CONCERNING ACCOUNTS

SECTION 5.1       Special Representations and Warranties...............................     37
SECTION 5.2       Maintenance of Records...............................................     38
SECTION 5.3       Legend...............................................................     38
SECTION 5.4       Modification of Terms, etc...........................................     38
SECTION 5.5       Collection...........................................................     38
SECTION 5.6       [RESERVED]...........................................................     39
SECTION 5.7       Payment into Lockboxes...............................................     39

                                            ARTICLE VI

                       CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL

SECTION 6.1       Pledge of Additional Securities Collateral............................    39
SECTION 6.2       Voting Rights; Distributions; etc.....................................    39
SECTION 6.3       No New Securities.....................................................    41
SECTION 6.4       Operative Agreements..................................................    41
SECTION 6.5       Defaults, etc.........................................................    41
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                                      -ii-

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                                         ARTICLE VII

                           CERTAIN PROVISIONS CONCERNING INTELLECTUAL
                                      PROPERTY COLLATERAL

SECTION 7.1       Grant of License...................................................       41
SECTION 7.2       Registrations......................................................       42
SECTION 7.3       No Violations or Proceedings.......................................       42
SECTION 7.4       Protection of Collateral Agent's Security..........................       42
SECTION 7.5       After-Acquired Property............................................       43
SECTION 7.6       Modifications......................................................       43
SECTION 7.7       Applications.......................................................       43
SECTION 7.8       Litigation.........................................................       44

                                         ARTICLE VIII

                            CERTAIN PROVISIONS CONCERNING DESIGNATED
                     ACCOUNTS, COLLATERAL ACCOUNT AND COLLECTION OF ACCOUNTS

SECTION 8.1       Designated Accounts................................................       44
SECTION 8.2       Collateral Account.................................................       46
SECTION 8.3       Cover for Letter of Credit Liabilities.............................       47
SECTION 8.4       Collection of Accounts.............................................       47
SECTION 8.5       Restriction on Credit Balances in Deposit Accounts.................       48

                                         ARTICLE IX

                                  TRANSFERS AND OTHER LIENS

                                          ARTICLE X

                                EVENTS OF DEFAULT AND REMEDIES

SECTION 10.1      Remedies...........................................................       49
SECTION 10.2      Notice of Sale.....................................................       51
SECTION 10.3      Waiver of Notice and Claims........................................       51
SECTION 10.4      Certain Sales of Pledged Collateral................................       52
SECTION 10.5      No Waiver; Cumulative Remedies.....................................       53
SECTION 10.6      Certain Additional Actions Regarding Intellectual Property.........       53

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                                     -iii-

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                                   ARTICLE XI

                            APPLICATION OF PROCEEDS

                                  ARTICLE XII

                                 MISCELLANEOUS
SECTION 12.1      Concerning Collateral Agent........................................55
SECTION 12.2      Collateral Agent May Perform; Collateral Agent
                    Appointed Attorney-in-Fact.......................................56
SECTION 12.3      Expenses...........................................................56
SECTION 12.4      Indemnity..........................................................57
SECTION 12.5      Continuing Security Interest; Assignment...........................57
SECTION 12.6      Termination; Release...............................................58
SECTION 12.7      Modification in Writing............................................58
SECTION 12.8      Notices............................................................58
SECTION 12.9      Governing Law......................................................58
SECTION 12.10     Consent to Jurisdiction and Service of Process; Waiver
                    of Jury Trial....................................................58
SECTION 12.11     Severability of Provisions.........................................59
SECTION 12.12     Execution in Counterparts..........................................59
SECTION 12.13     Limitation on Interest Payable.....................................59
SECTION 12.14     Business Days......................................................60
SECTION 12.15     Relationship.......................................................60
SECTION 12.16     Waiver of Stay.....................................................60
SECTION 12.17     No Credit for Payment of Taxes or Imposition.......................60
SECTION 12.18     No Claims Against Collateral Agent.................................61
SECTION 12.19     Obligations Absolute...............................................61
SECTION 12.20     Collateral Agent's Right to Sever Indebtedness.....................61
SECTION 12.21     Effect.............................................................63

SIGNATURES

SCHEDULES
---------

SCHEDULE 1.1(a)      Initial Copyrights
SCHEDULE 1.1(b)      Initial Deposit Accounts, Securities Accounts and Commodity
                       Accounts
SCHEDULE 1.1(c)      Initial Pledged Interests
SCHEDULE 1.1(d)      Initial Pledged Shares
SCHEDULE 1.1(e)      Initial Intercompany Notes
SCHEDULE 1.1(f)      Initial Licenses
SCHEDULE 1.1(g)(1)   Initial Patents
SCHEDULE 1.1(g)(2)   Initial U.S. Patents
SCHEDULE 1.1(h)      Prior Liens
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                                      -iv-

SCHEDULE 1.1(i)(1)    Initial Trademarks
SCHEDULE 1.1(i)(2)    Initial U.S. Trademarks
SCHEDULE 1.1(j)       Initial Commercial Tort Claims
SCHEDULE 3.3          Financing Statements and Other Necessary Filings
SCHEDULE 4.6(i)       Locations of Pledgors
SCHEDULE 4.6(ii)      Organizational Information
SCHEDULE 4.10         Prior Corporate Names and Transactions
SCHEDULE 4.15         Required Consents
SCHEDULE 7.3          Violations or Proceedings

EXHIBITS
--------

EXHIBIT 1         Form of Issuer Acknowledgment
EXHIBIT 2         Form of Securities Pledge Amendment
EXHIBIT 3         Form of Joinder Agreement
EXHIBIT 4         Form of Deposit Account Control Agreement
EXHIBIT 5         Form of Securities/Commodity Account Control Agreement
EXHIBIT 6         Form of Lockbox Agreement

                     AMENDED AND RESTATED SECURITY AGREEMENT

     AMENDED AND RESTATED SECURITY AGREEMENT (the "Agreement"), dated as of May 22, 2002, made by ACTUANT CORPORATION (formerly known as Applied Power Inc.), a Wisconsin corporation having an office at 6100 North Baker Road, Glendale, Wisconsin 53209 (the "Borrower"), and EACH OF THE SUBSIDIARY GUARANTORS LISTED AS SUBSIDIARY GUARANTORS ON THE SIGNATURE PAGES HERETO OR FROM TIME TO TIME PARTY HERETO BY EXECUTION OF A JOINDER AGREEMENT (collectively, the "Subsidiary Guarantors"), and EACH OF THE OTHER SUBSIDIARIES LISTED AS SUBSIDIARY PLEDGORS ON THE SIGNATURE PAGES HERETO OR FROM TIME TO TIME PARTY HERETO BY EXECUTION OF A JOINDER AGREEMENT (collectively, the "Subsidiary Pledgors"), as pledgors, assignors and debtors (the Borrower, together with the Subsidiary Guarantors and the Subsidiary Pledgors, in such capacities and together with any successors in such capacities, the "Pledgors," and each, a "Pledgor"), in favor of CREDIT SUISSE FIRST BOSTON, a bank organized under the laws of Switzerland, acting through its New York branch ("CSFB"), having an office at Eleven Madison Avenue, New York, New York 10010, in its capacity as collateral agent for the lending institutions (the "Lenders") from time to time party to the Credit Agreement (as hereinafter defined), as pledgee, assignee and secured party (CSFB, in such capacities and together with any successors in such capacities, the "Collateral Agent").

                                    RECITALS:
                                    --------

     A. Pursuant to that certain credit agreement, dated as of July 31, 2000 (as amended by Amendment No. 1, dated as of April 9, 2001, and by Amendment No. 2, dated as of November 28, 2001, as so amended, modified and supplemented, the "Original Credit Agreement"), among the Borrower, the Lenders, CSFB, as swingline lender, and issuing bank and administrative agent, the Collateral Agent, First Union National Bank, as syndication agent, and ING Capital LLC, as documentation agent, the Lenders have agreed to make to or for the account of the Borrower certain Loans (as defined in the Original Credit Agreement) and to issue certain Letters of Credit (as defined in the Original Credit Agreement) for the account of the Borrower.

     B. As of the date hereof the Original Credit Agreement is being amended and restated pursuant to that certain Amended and Restated Credit Agreement (as so amended and restated, and as further amended, modified, amended and restated or supplemented from time to time, the "Credit Agreement") among the Borrower, the Lenders, CSFB, as swingline lender, and issuing bank and administrative agent, the Collateral Agent, Wachovia Bank, National Association (successor in interest to First Union National Bank), as syndication agent, and ING Capital LLC, as documentation agent, the Lenders have agreed to make to or for the account of the Borrower certain Loans (as hereinafter defined) and to issue certain Letters of Credit (as hereinafter defined) for the account of the Borrower.

     C. It is contemplated that one or more of the Pledgors may enter into one or more agreements (collectively, the "Interest Rate Protection Agreements") with one or more of the

Lenders or their respective Affiliates (as hereinafter defined) fixing the interest rates with respect to the Loans under the Original Credit Agreement and the Credit Agreement.

     D. The Borrower owns, directly or through its Subsidiaries (as hereinafter defined), all of the issued and outstanding shares of each of the Subsidiary Guarantors and Subsidiary Pledgors.

     E. Each Subsidiary Guarantor has, pursuant to a certain subsidiary guarantee agreement, dated as of July 31, 2000 and/or pursuant to a joinder agreement thereto, among other things, guaranteed (the "Subsidiary Guarantee") the obligations of the Borrower under the Original Credit Agreement, the Credit Agreement and the other Loan Documents (as hereinafter defined).

     F. In connection with the execution and delivery of the Original Credit Agreement, the Pledgors executed and delivered to the Collateral Agent, for the benefit of the Secured Parties (as hereinafter defined), that certain security agreement, dated as of July 31, 2000 (the "Original Security Agreement"), to secure, among other things, payment and performance of all the Secured Obligations (as hereinafter defined).

     G. Each Subsidiary Guarantor and Subsidiary Pledgor has received, and will continue to receive substantial benefits from the execution, delivery and performance of the Loan Documents and each is, therefore, willing to enter into this Agreement.

     H. Each Pledgor is or will be the legal and/or beneficial owner of the Pledged Collateral (as hereinafter defined) to be pledged by it hereunder.

     I. It is a condition precedent to and inducement to the Lenders to enter into the Credit Agreement that each Pledgor execute and deliver the applicable Loan Documents, including this Agreement.

     J. The Pledgors desire to amend and restate the Original Security Agreement by the execution of this Agreement in order to, among other things, (i) reflect the execution and delivery of the Credit Agreement, (ii) include in the Pledged Collateral certain additional items of personal property not originally included in the grant of the Pledged Collateral in the Original Security Agreement, and
(iii) continue and confirm the prior pledge, pursuant to the Original Security Agreement, of the Pledged Collateral (as defined in the Original Security Agreement) and the pledge by each Pledgor, pursuant to this Agreement, of the Pledged Collateral in favor of the Collateral Agent for its benefit and the benefit of the Lenders (collectively, the "Secured Parties") to secure the payment and performance of all of the Secured Obligations.

                                   AGREEMENT:
                                   ---------

     NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Pledgors and the Collateral Agent hereby agree as follows:

                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION

     SECTION 1.1 Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The following terms used in this Agreement shall have the following meanings:

     "Accounts" shall mean, with respect to each Pledgor, collectively, (i) all "accounts," as such term is defined in the UCC, and (ii) all (A) margin accounts, futures positions, book debts and other forms of obligations and receivables now or hereafter owned or held by or payable to such Pledgor relating in any way to or arising from the sale, lease, license, assignment or other disposition of Goods or other property or the rendering of services by such Pledgor or any other party, including the right to payment of any interest or finance charge with respect thereto, together with all merchandise or other property represented by any of the accounts, (B) all such merchandise or other property that may be reclaimed or repossessed or returned to such Pledgor, (C) all of such Pledgor's rights as an unpaid vendor, including stoppage in transit, reclamation, replevin and sequestration, (D) Supporting Obligations, including, without limitation, all assets pledged, assigned, hypothecated or granted to, and all letters of credit, guarantee claims, Liens and security interests held by Pledgor to secure payment of any accounts and which are delivered for or on behalf of any account debtor, (E) all accessions to all of the foregoing described properties and interests in properties, (F) all powers of attorney for the execution of any evidence of indebtedness or security or other writing in connection with the foregoing and (G) all evidence of the filing of financing statements and other statements and the registration of other instruments in connection therewith and amendments thereto, notices to other creditors or secured parties and certificates from filing or other registration offices. Notwithstanding the foregoing, Accounts shall not include any Accounts or other property which would constitute Pledged Collateral hereunder but which are pledged as collateral under any Accounts Receivable Facility during the period that such Accounts and other property are subject to the lien thereof; provided, however, that at such time as any such Accounts or other property pledged as collateral under any Accounts Receivable Facility shall no longer be subject to the lien thereof, any and all such Accounts and other property shall become Pledged Collateral hereunder and shall be subject to the Lien and security interest created by this Agreement without further action by any party other than actions required to perfect such security interest.

     "Accounts Receivable Facility" shall have the meaning assigned to such term in the Credit Agreement.

     "Additional Pledged Interests" shall mean, collectively, with respect to each Pledgor, (i) all options, warrants, rights, agreements, additional membership or partnership interests or other interests of whatever class of any issuer of Initial Pledged Interests or any interest in any such issuer, including, without limitation, all rights, privileges, authority and powers of such Pledgor relating to the equity or membership or partnership interests in any such issuer or under the Operative Agreement of any such issuer, from time to time acquired by such Pledgor in any manner and (ii) all the membership, partnership or other interests, as applicable, of each limited liability company, partnership or other entity (other than a corporation) hereafter acquired or formed by such Pledgor (which are and shall remain at all times until this Agreement terminates, certificated interests explicitly made a "security" subject to the provisions of Article 8 of the UCC) and all options, warrants, rights, agreements, additional membership or partnership interests or other interests of whatever class of such limited liability company, partnership or other entity, including, without limitation, all rights, privileges, authority and powers of such Pledgor relating to such equity or membership or partnership interests or under the Operative Agreement of such limited liability company, partnership or other entity, from time to time acquired by such Pledgor in any manner, in each case, including the certificates, instruments and agreements representing such additional interests and any and all interest of such Pledgor in the entries on the books of any Securities Intermediary pertaining to such additional interests.

     "Additional Pledged Shares" shall mean, collectively, with respect to each Pledgor, (i) all options, warrants, rights, agreements, additional shares of capital stock of whatever class of any issuer of the Initial Pledged Shares or any interest in any such issuer, including, without limitation, all rights, privileges, authority and powers of such Pledgor relating to the additional shares issued by any such issuer under the Operative Agreement of any such issuer, from time to time acquired by such Pledgor in any manner and (ii) all the issued and outstanding shares of capital stock of each corporation hereafter acquired or formed by such Pledgor (which are and shall remain at all times until this Agreement terminates, certificated shares) and all options, warrants, rights, agreements or additional shares of capital stock of whatever class of such corporation, including, without limitation, all rights, privileges, authority and powers of such Pledgor relating to such shares or under the Operative Agreement of such corporation, from time to time acquired by such Pledgor in any manner, in each case, including the certificates representing such additional shares and any and all interest of such Pledgor in the entries on the books of any Securities Intermediary pertaining to such additional shares.

     "Affiliate" shall have the meaning assigned to such term in the Credit Agreement.

     "Agreement" shall mean this Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof.

     "Allocation Indebtedness" shall have the meaning assigned to such term in
Section 12.20(i) hereof.

     "Allocation Notice" shall have the meaning assigned to such term in Section 12.20(i) hereof.

     "Bank Accounts" shall mean, collectively, (i) the L/C Sub-Account, the Lockboxes, the Collection Accounts and the Lockbox Concentration Account and all accounts and sub-accounts relating to any of the foregoing accounts and (ii) all cash, funds, checks, notes and any instruments from time to time on deposit in any of the accounts or sub-accounts described in clause (i) of this definition.

     "Borrower" shall have the meaning assigned to such term in the Preamble hereof.

     "Business Day" shall have the meaning assigned to such term in the Credit Agreement.

     "Capital Lease Obligations" shall have the meaning assigned to such term in the Credit Agreement.

     "Cash Equivalents" shall have the meaning assigned to such term in the Credit Agreement.

     "Charges" shall mean any and all property and other taxes, assessments and special assessments, levies, fees and all governmental charges imposed upon or assessed against, and all claims (including claims for labor, materials, supplies and warehousing and other claims arising by operation of law) against, all or any portion of the Pledged Collateral.

     "Chattel Paper" shall mean, collectively, with respect to each Pledgor, all "chattel paper," as such term is defined in the UCC (whether tangible or electronic).

     "Collateral" shall have the meaning assigned to such term in Section 12.20(i) hereof.

     "Collateral Account" shall mean a collateral account or sub-account established and maintained by the Collateral Agent (or a Lender that agrees to be a collateral sub-agent for the Collateral Agent) in its name as Collateral Agent for the Secured Parties in accordance with the provisions of Section 8.2 hereof and all funds from time to time on deposit in the Collateral Account including, without limitation, all Cash Equivalents and all certificates and instruments from time to time representing or evidencing such investments; all notes, certificates of deposit, checks and other instruments from time to time hereafter delivered to or otherwise possessed by the Collateral Agent for or on behalf of any Pledgor in substitution for, or in addition to, any or all of the Pledged Collateral; and all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the items constituting Pledged Collateral.

     "Collateral Agent" shall have the meaning assigned to such term in the Preamble hereof.

     "Collection Account" shall have the meaning assigned to such term in
Section 8.4(i) hereof.

     "Collections" shall mean all cash, funds, checks, notes, instruments and any other form of remittance tendered by account debtors in payment of Accounts.

     "Commercial Tort Claims" shall mean each "commercial tort claim," as such term is defined in the UCC, including, without limitation, those claims listed in Schedule 1.1(j) annexed hereto.

     "Commitments" shall have the meaning assigned to such term in the Credit Agreement.

     "Commodity Account" shall mean "commodity account," as such term is defined in the UCC.

     "Commodity Contract" shall mean "commodity contract," as such term is defined in the UCC.

     "Commodity Intermediary" shall mean "commodity intermediary," as such term is defined in the UCC.

     "Contested Liens" shall mean, collectively, any Liens incurred in respect of any Charges to the extent that the amounts owing in respect thereof are not yet delinquent or are being contested and otherwise comply with the provisions of Section 4.18 hereof; provided, however, that such Liens shall in all respects be subject and subordinate in priority to the Lien and security interest created and evidenced by this Agreement, except if and to the extent that the law or regulation creating, permitting or authorizing such Lien provides that such Lien must be superior to the Lien and security interest created and evidenced hereby.

     "Contracts" shall mean, collectively, with respect to each Pledgor, all "contracts," as such term is defined in the UCC, of such Pledgor, and in any event, shall include, without limitation, all sale, service, performance and equipment or property lease contracts, agreements and grants (whether written or oral, or third party or intercompany), and any other documents (whether written or oral) between such Pledgor and third parties, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

     "Control Agreement" shall mean an agreement substantially in the form annexed hereto as Exhibit 4 or Exhibit 5 or such other agreement in form and substance acceptable to Collateral Agent.

     "Copyrights" shall mean, collectively, with respect to each Pledgor, all works of authorship and copyrights owned by or assigned to and all copyright registrations and applications made by such Pledgor (whether statutory or common law and whether established or registered in the United States or any other country) including, without limitation, the copyrights, registrations and applications listed in Schedule 1.1(a) annexed hereto, together with any and all
(i) rights and privileges arising under applicable law with respect to such Pledgor's use of any copyrights, (ii) reissues, renewals, continuations and extensions thereof, (iii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world, including, without limitation, all moral rights related thereto, and (v) rights to sue for past, present and future infringements thereof.

     "Cost of Construction" shall mean the sum, so far as it relates to the reconstructing, renewing, restoring or replacing of the Equipment and Inventory subject to any Destruction or Taking to, or with identical Equipment or Inventory or its functional equivalent having, at least the approximate equal value and utility for its intended purpose as the Equipment or Inventory was immediately prior to such Destruction or Taking, of (i) the costs and expenses incurred to acquire all materials, supplies, parts, units and other components necessary so to renew, restore or replace (ii) obligations incurred, assumed or undertaken by any Pledgor for labor, materials and other expenses and to contractors, builders and materialmen, (iii) the cost of contract bonds and of insurance of every kind, nature or character that may reasonably be deemed by any Pledgor to be necessary or appropriate during the course of construction and (iv) the expenses incurred or assumed by any Pledgor for estimates, plans and specifications and preliminary investigations therefor, and for supervising construction, as well as for the performance of all other duties required by or necessary for proper construction.

     "Credit Agreement" shall have the meaning assigned to such term in Recital B hereof.

     "Default" shall have the meaning assigned to such term in the Credit Agreement.

     "Default Rate" shall mean the rate per annum equal to the highest rate then payable under the Credit Agreement.

     "Deposit Account" shall mean "deposit account," as such termis defined in the UCC.

     "Designated Accounts" shall mean, collectively, with respect to each Pledgor, (i) the Deposit Accounts, Securities Accounts and Commodity Accounts listed in Schedule 1.1(b) maintained by such Pledgor with a Qualified Intermediary pursuant to a Control Agreement and (ii) such other Deposit Accounts, Securities Accounts and Commodity Accounts opened after the date hereof and maintained by such Pledgor with a Qualified Intermediary pursuant to a Control Agreement.

     "Destruction" shall mean any and all damage to, or loss or destruction of, all or any portion of the Pledged Collateral or Mortgaged Property.

     "Distributions" shall mean, collectively, with respect to each Pledgor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to such Pledgor in respect of or in exchange for any or all of the Pledged Securities or Intercompany Notes.

     "Documents" shall mean, collectively, with respect to each Pledgor, all "documents," as such term is defined in the UCC, of such Pledgor, and in any event, shall include, without limitation, all receipts of such Pledgor covering, evidencing or representing Inventory or Equipment.

     "Electronic Chattel Paper" shall mean "electronic chattelpaper," as such term is defined in the UCC.

     "Engineer's Certificate" shall have the meaning assigned to such term in
Section 4.17(vii)(C)(ii) hereof.

     "Entitlement Order" shall mean "entitlement order," as such term is defined in the UCC.

"Equipment" shall mean, collectively, with respect to each Pledgor, all "equipment," as such term is defined in the UCC, and, in any event shall include, without limitation, all machinery, apparatus, equipment, office machinery, electronic data-processing equipment, computers and computer hardware and software (whether owned or licensed), furniture, conveyors, tools, materials, storage and handling equipment, automotive equipment, motor vehicles, tractors, trailers and other like property, whether or not the title thereto is governed by a certificate of title or ownership, and all other equipment of every kind and nature owned by such Pledgor or in which such Pledgor may have any interest (to the extent of such interest) and all modifications, renewals, improvements, alterations, repairs, substitutions, attachments, additions, accessions and other property now or hereafter affixed thereto or used in connection therewith, all replacements and all parts therefor and together with all substitutes for any of the foregoing.

     "Estimate" shall have the meaning assigned to such term in Section 4.17(vii)(C)(ii) hereof.

     "Event of Default" shall have the meaning assigned to such term in the Credit Agreement.

     "Financial Asset" shall mean, collectively, with respect to each Pledgor, all "financial assets," as such term is defined in the UCC.

     "Full Replacement Cost" shall mean the Cost of Construction to replace the General Collateral, exclusive of depreciation.

     "GAAP" shall have the meaning assigned to such term in the Credit
Agreement.

     "General Collateral" shall mean the Pledged Collateral other than the Securities Collateral, the Investment Property and the Intellectual Property Collateral.

     "General Intangibles" shall mean, collectively, with respect to each Pledgor, all "general intangibles," as such term is defined in the UCC, of such Pledgor and, in any event shall include, without limitation, (i) all of such Pledgor's rights, title and interest in, to and under all Contracts and Insurance Policies and Pension Plan Reversions, (ii) all know-how and warranties relating to any of the Pledged Collateral or the Mortgaged Property, (iii) any and all other rights, claims, choses-in-action and causes of action of such Pledgor against any other Person and the benefits of any and all collateral or other security given by any other Person in connection therewith, (iv) all guarantees, endorsements and indemnifications on, or of, any of the Pledged Collateral or any of the Mortgaged Property, (v) all lists, books, records, correspondence, ledgers, print-outs, files (whether in printed form or stored electronically), tapes and other papers or materials containing information relating to any of the Pledged Collateral or any of the Mortgaged Property including, without limitation, all customer or tenant lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, appraisals, recorded knowledge, surveys, studies, engineering reports, test reports, manuals, standards, processing standards, performance standards, catalogs, research data, computer and automatic machinery software and programs and the like pertaining to the operations of such Pledgor or any of the Pledged Collateral or any of the Mortgaged Property, field repair data, sales data and other information relating to sales of products now or hereafter manufactured, distributed or franchised by such Pledgor, accounting information pertaining to such Pledgor's operations or any of the Pledged Collateral or any of the Mortgaged Property and all media in which or on which any of the information or knowledge or data or records relating to such operations or any of the Pledged Collateral or any of the Mortgaged Property may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data, (vi) all licenses, consents, permits, variances, certifications, authorizations and approvals, however characterized, of any Governmental Authority (or any Person acting on behalf of a Governmental Authority) now or hereafter acquired or held by such Pledgor pertaining to operations now or hereafter conducted by such Pledgor or any of the Pledged Collateral or any of the Mortgaged Property including, without limitation, building permits, certificates of occupancy, environmental certificates, industrial permits or licenses and certificates of operation, (vii) all rights to reserves, deferred payments, deposits, refund, indemnification or claims to the extent the foregoing relate to any Pledged Collateral or any of the Mortgaged Property and claims for tax or other refunds against any Governmental Authority relating to any Pledged Collateral or any of the Mortgaged Property, and (viii) all "payment intangibles," as such term is defined in the UCC.

     "Goods" shall mean all "goods," as such term is defined in the UCC, wherever located, including, without limitation, any fixtures located on any real property.

     "Goodwill" shall mean, collectively, with respect to each Pledgor, the entire goodwill connected with such Pledgor's business and, in any event shall include, without limitation, (i) all goodwill connected with the use of and symbolized by any of the Intellectual Property Collateral in which such Pledgor has any interest, (ii) all know-how, trade secrets, customer lists, proprietary information, inventions, methods, procedures, formulae, descriptions, name plates, catalogs, confidential information, consulting agreements, engineering contracts and such other assets which relate to such goodwill and (iii) all product lines of such Pledgor's business.

     "Governmental Authority" shall mean any Federal, state, local, foreign or other governmental, quasi-governmental or administrative (including self-regulatory) body, instrumentality, department, agency, authority, board, bureau, commission, office of any nature whatsoever or other subdivision thereof, or any court, tribunal, administrative hearing body, arbitration panel or other similar dispute-resolving body, whether now or hereafter in existence, or any officer or official thereof, having jurisdiction over any Pledgor or the Pledged Collateral or any portion thereof.

     "Indemnified Liabilities" shall have the meaning assigned to such term in
Section 12.4(i) hereof.

     "Indemnitees" shall have the meaning assigned to such term in Section 12.4(i) hereof.

     "Initial Pledged Interests" shall mean, with respect to each Pledgor, all membership interests and/or partnership interests, as applicable, of each issuer described in Schedule 1.1(c) annexed hereto that is a partnership, limited liability company or other entity (other than a corporation) (which are and shall remain at all times until this Agreement terminates, certificated interests explicitly made a "security" subject to the provisions of Article 8 of the UCC) together with all rights, privi-leges, authority and powers of such Pledgor in and to each such issuer or under the Operative Agreement of each such issuer, and the certificates, instruments and agreements representing such membership or partnership interests and any and all interest of such Pledgor in the entries on the books of any Securities Intermediary pertaining to such membership or partnership interests.

     "Initial Pledged Shares" shall mean, collectively, with respect to each Pledgor, the issued and outstanding shares of capital stock of each Person described in Schedule 1.1(d) annexed hereto that is a corporation (which are and shall remain at all times until this Agreement terminates, certificated shares) together with all rights, privileges, authority and powers of such Pledgor in and to each such issuer or under the Operative Agreement of each such issuer, and the certificates, instruments and agreements representing the Initial Pledged Shares and any and all interest of such Pledgor in the entries on the books of any Securities Intermediary pertaining to the Initial Pledged Shares.

     "Instruments" shall mean, collectively, with respect to each Pledgor, all "instruments," as such term is defined in the UCC, and, in any event, shall include, without limitation, all promissory notes, drafts, bills of exchange or acceptances.

     "Insurance Certificate" shall mean a certificate evidencing the Required Insurance Policies (i) in substantially the form commonly known as "ACORD 27" that (A) provides that the insurance has been issued, is in full force and effect, and conveys all the rights and privileges afforded under the Insurance Policies, (B) provides an unequivocal obligation to give advance notice to additional interest parties of termination and notification of changes and (C) purports to convey all the privileges of the Insurance Policies to the certificate holders and (ii) that otherwise complies with the requirements with respect thereto set forth in Section 4.17 hereof.

     "Insurance Policies" shall mean, collectively, with respect to each Pledgor, all insurance policies held by such Pledgor or naming such Pledgor as insured, additional insured or loss payee (including, without limitation, the Required Insurance Policies), all such insurance policies entered into after the date hereof, other than insurance policies (or certificates of insurance evidencing such insurance policies) relating to health and welfare insurance and life insurance policies in which such Pledgor is not named as beneficiary (i.e., insurance policies that are not "Key Man" insurance policies) and all rights, claims and recoveries relating thereto (including, without limitation, all dividends, returned premiums and other rights to receive money in respect of any of the foregoing).

     "Insurance Requirements" means, collectively, with respect to each Pledgor, all provisions of the Required Insurance Policies, all requirements of the issuer of any of the Required Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon such Pledgor and applicable to the Pledged Collateral or any use or condition thereof.

     "Intellectual Property Collateral" shall mean, collectively, the Patents, Trademarks, Copyrights, Licenses and Goodwill.

     "Intercompany Notes" shall mean, with respect to each Pledgor, all intercompany notes described in Schedule 1.1(e) annexed hereto (and each other intercompany note hereafter ac-quired by such Pledgor) and all certificates, instruments or agreements evidencing such intercompany notes and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof.

     "Interest Rate Protection Agreements" shall have the meaning assigned to such term in Recital C hereof.

     "Inventory" shall mean, collectively, with respect to each Pledgor, all "inventory," as such term is defined in the UCC, of such Pledgor wherever located and of every class, kind and description and, in any event shall include, without limitation, (i) all goods consisting of inventory for sale or lease or to be furnished under contracts for service, merchandise, raw materials, work-in-process, returned goods, finished goods, samples and consigned goods (to the extent of the consignee's interest therein), materials and supplies of any kind or nature which are or might be used in connection with the manufacture, printing, publication, packing, shipping, advertising, selling or finishing of any such goods and all other products, goods, materials and supplies, (ii) all inventory as is temporarily out of such Pledgor's custody or possession, items in transit and any returns and repossessions upon any Accounts and (iii) all substitutions therefor or replacements thereof, and all additions and accessions thereto.

     "Investment Property" shall mean, collectively, with respect to each Pledgor, all "investment property," as such term is used in the UCC, of such Pledgor and, in any event shall include, without limitation, (i) all Securities Accounts and Commodity Accounts including, without limitation all Designated Accounts, (ii) (A) all Financial Assets, cash, checks, drafts, securities and instruments deposited or held or required to be deposited or held in such Pledgor's Securities Accounts and all Security Entitlements relating thereto and
(B) all Commodity Contracts, cash, checks, drafts, securities and instruments deposited or held or required to be deposited or held in such Pledgor's Commodity Accounts, (iii) all investments and all certificates and instruments, if any, from time to time representing or evidencing any other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing items listed in clauses (i) and (ii) of this definition and (iv) each consent, control or other agreement including, without limitation, each Control Agreement, entered into by such Pledgor with any Security Intermediary or Commodity Intermediary with which any Securities Account or Commodity Account is maintained and all rights, if any, and interests of such Pledgor in, to and under each such consent, control or other agreement; provided, however, that Investment Property shall in no event include the Securities Collateral.

     "Joinder Agreement" shall mean the form of joinder agreement attached hereto as Exhibit 3.

     "L/C Sub-Account" shall have the meaning assigned to such term in Section
8.3 hereof.

     "Lenders" shall have the meaning assigned to such term in the Preamble hereof.

     "Letter-of-Credit Rights" shall mean, collectively, with respect to each Pledgor, each "letter-of-credit" and all "letter-of-credit rights," as each such term is defined in the UCC, whether or not such letter of credit is evidenced by a writing.

     "Letters of Credit" shall have the meaning assigned to such term in the Credit Agreement.

     "Liability Insurance" shall mean, collectively, the insurance policies and coverages described in clause (B) and, to the extent applicable, clauses (E) and
(F) of Section 4.17(i) hereof.

     "Licenses" shall mean, collectively, with respect to each Pledgor, all license and distribution agreements and covenants not to sue with any other party with respect to any Patent, Trademark, or Copyright, whether such Pledgor is a licensor or licensee, distributor or distributee under any such license or distribution agreement including, without limitation, the license and distribution agreements listed in Schedule 1.1(f) annexed hereto, together with any and all (i) renewals, extensions, supplements and continuations thereof,
(ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including, without limitation, damages and payments for past, present or future infringements or violations thereof, (iii) rights to sue for past, present and future infringements or violations thereof and (iv) any other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights.

     "Lien" shall have the meaning assigned to such term in the Credit
Agreement.

     "Loan Documents" shall have the meaning assigned to such term in the Credit Agreement.

     "Loan Parties" shall have the meaning assigned to such term in the Credit Agreement.

     "Loans" shall have the meaning assigned to such term in the Credit
Agreement.

     "Lockbox Agreement" shall mean each Lockbox Agreement substantially in the form of Exhibit 6 annexed hereto, entered into in connection with this Agreement, in each case, with such changes as the Collateral Agent may, in its sole discretion, approve.

     "Lockbox Bank" shall have the meaning assigned to such term in Section 8.4(i) hereof.

     "Lockbox Concentration Account" shall have the meaning assigned to such term in Section 8.4(ii) hereof.

     "Lockboxes" shall have the meaning assigned to such term in
Section 8.4(i) hereof.

     "Mortgage" shall have the meaning assigned to such term in the Credit Agreement.

     "Material Adverse Effect" shall mean (i) a materially adverse effect on the business, Pledged Collateral, results of operations, prospects or condition, financial or otherwise, of the Bor-rower and the Subsidiaries, taken as a whole, (ii) any material impairment of the ability of any Pledgor to perform any of its obligations under this Agreement or (iii) any material impairment of the rights of or benefits or remedies available to the Collateral Agent under this Agreement including, without limitation, any material impairment of the value or use of the Pledged Collateral or the Lien created by this Agreement.

     "Mortgaged Property" shall have the meaning assigned to such term in each of the Mortgages.

     "Net Condemnation Award" shall mean the proceeds of any award or payment on account of a Taking, together with any interest earned thereon, less the amount of any expenses incurred in litigating, arbitrating, compromising or settling any claim arising out of such Taking.

     "Net Insurance Proceeds" shall mean the proceeds of any insurance payable in respect of such Destruction together with any interest earned thereon, less the amount of any expenses incurred in litigating, arbitrating, compromising or settling any claim arising out of such Destruction.

     "Officers' Certificate" shall mean, as applied to any corporation (or limited liability company or partnership), a certificate executed on behalf of such corporation (or limited liability company or partnership) by its Chairman of the Board (if an officer) or its Chief Executive Officer or one of its Vice Presidents (or an equivalent officer or, in the case of a limited liability company, its managing member if no such equivalent officer has been so appointed or, in the case of a partnership, its general partner) and by its Chief Financial Officer, Vice President-Finance or its Treasurer (or an equivalent officer or, in the case of a limited liability company, its managing member if no such equivalent officer has been so appointed or, in the case of a partnership, its general partner) or any Assistant Treasurer in their official (and not individual) capacities; provided, however, that every Officers' Certificate with respect to the compliance with a condition precedent to the making of any Loan or the taking of any other action hereunder shall include (i) a statement that the officers making or giving such Officers' Certificate have read such condition and any definitions or other provisions contained in this Agreement relating thereto, and (ii) a statement as to whether, in the opinion of the signers, such condition has been complied with.

     "Operative Agreement" shall mean (i) in the case of any limited liability company, partnership or other non-corporate entity, any membership, partnership or other organizational document or agreement thereof and (ii) in the case of any corporation, any charter or certificate of incorporation and by-laws thereof.

     "Original Credit Agreement" shall have the meaning assigned to such term in Recital A hereof.

     "Original Security Agreement" shall have the meaning assigned to such termin Recital F hereof.

     "Patents" shall mean, collectively, with respect to each Pledgor, all patents issued or assigned to and all patent applications and registrations made by such Pledgor (whether established or registered or recorded in the United States or any other country) including, without limitation, the patents, patent applications, registrations and recordings listed in Schedules 1.1(g)(1) and 1.1(g)(2) annexed hereto, together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor's use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, (iv) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including, without limitation, damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present and future infringements thereof.

     "Pension Plan Reversions" shall mean, with respect to each Pledgor, such Pledgor's right to receive the surplus funds, if any, which are payable to such Pledgor following the termination of any employee pension plan and the satisfaction of all liabilities of participants and beneficiaries under such plan in accordance with applicable law.

     "Permitted Collateral Liens" shall have the meaning assigned to such term in Section 4.4 hereof.

     "Permitted Liens" shall have the meaning assigned to such term in the Credit Agreement.

     "Person" shall have the meaning assigned to such term in the Credit Agreement.

     "Plans and Specifications" shall have the meaning assigned to such term in
Section 4.17 (vii)(C)(i) hereof.

     "Pledge Amendment" shall have the meaning assigned to such term in Section
6.1 hereof.

     "Pledged Collateral" shall have the meaning assigned to such term in
Section 2.1 hereof.

     "Pledged Interests" shall mean, collectively, the Initial Pledged Interests and the Additional Pledged Interests; provided, however, that to the extent applicable, such Pledgor shall not be required to pledge any interest possessing more than 65% of the voting power or control of all classes of interests entitled to vote of any Subsidiary which is a first-tier controlled foreign corporation (as defined in Section 957(a) of the Tax Code) and, in any event, shall not be required to pledge the interests of any Subsidiary otherwise required to be pledged pursuant to this Agreement to the extent that such pledge would constitute an investment of earnings in United States property under
Section 956 (or a successor provision) of the Tax Code, which investment would trigger an increase in the gross income of a United States shareholder of such Subsidiary pursuant to Section 951 (or a successor provision) of the Tax Code; provided, further, that each Pledgor shall not be required to pledge the interests of any Subsidiary which is a first-tier controlled foreign entity until such time as such first-tier controlled foreign entity has annual sales in any four fiscal quarters or assets having a fair market value in excess of $5,000,000 (as reasonably determined by the Collateral Agent).

     "Pledged Securities" shall mean, collectively, the Pledged Interests, the Pledged Shares and the Successor Interests.

     "Pledged Shares" shall mean, collectively, the Initial Pledged Shares and the Additional Pledged Shares; provided, however, that each Pledgor shall not be required to pledge shares possessing more than 65% of the voting power of all classes of capital stock entitled to vote of any Subsidiary which is a first tier controlled foreign corporation (as defined in Section 957(a) of the Tax
Code) and, in any event, shall not be required to pledge the shares of stock of any Subsidiary otherwise required to be pledged pursuant to this Agreement to the extent that such pledge would constitute an investment of earnings in United States property under Section 956 (or a successor provision) of the Tax Code, which investment would trigger an increase in the gross income of a United States shareholder of such Subsidiary pursuant to Section 951 (or a successor provision) of the Tax Code; provided, further, that each Pledgor shall not be required to pledge the shares of (i) any Subsidiary which is a first-tier controlled foreign corporation (other than Applied Power Holding GmbH), until such time as such first-tier controlled foreign corporation has annual sales in any four consecutive fiscal quarters or assets having a fair market value in excess of $5,000,000 (as reasonably determined by the Collateral Agent), or (ii) Applied Power Holding GmbH, until such time as Applied Power Holding GmbH has annual sales in any four consecutive fiscal quarters in excess of $12,000,000 or assets having a fair market value in excess of $5,000,000 (each as reasonably determined by the Collateral Agent).

     "Pledgor" shall have the meaning assigned to such term in the Preamble hereof.

     "Prior Liens" shall mean, collectively, (i) the Liens identified in
Schedule 1.1(h) annexed to this Agreement relating to the items of Pledged Collateral identified in such Schedule and (ii) the Liens identified on Schedule B to each of the Mortgages.

     "Proceeds" shall mean, collectively, all "proceeds," as such term is defined in the UCC or under other relevant law, and in any event shall include, without limitation, any and all (i) proceeds of the conversion, voluntary or involuntary, of the Pledged Collateral or any portion thereof into cash or liquidated claims, (ii) proceeds of any insurance (except payments made to a Person which is not a party to this Agreement), indemnity, warranty, guaranty or claim payable to the Collateral Agent or to such Pledgor from time to time with respect to any of the Pledged Collateral including, without limitation, proceeds in respect of any and all Required Insurance Policies, (iii) payments (in any form whatsoever) made or due and payable to such Pledgor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any portion of the Pledged Collateral by any Governmental Authority (or any Person acting on behalf of a Governmental Authority), (iv) products of the Pledged Collateral and (v) other amounts from time to time paid or payable under or in connection with any of the Pledged Collateral.

     "Property Insurance" shall mean, collectively, the insurance policies and coverages described in clauses (A), (C) and (D) and, to the extent applicable, clause (F) of Section 4.17(i) hereof.

     "Prudent Operator" shall mean the standard of care taken by a prudent operator of property and assets similar in use and configuration to the Pledged Collateral and located in the locality where the Pledged Collateral is located.

     "Purchase Money Lien" shall mean Liens of the kind and nature permitted under Section 6.02(e) of the Credit Agreement other than Liens relating to Capital Lease Obligations.

     "Qualified Commodity Intermediary" shall mean a Commodity Intermediary that has executed and delivered to the Collateral Agent a Control Agreement in accordance with the provisions hereof.

     "Qualified Intermediary" shall mean a Qualified Securities Intermediary or a Qualified Commodity Intermediary, as the case may be.

     "Qualified Securities Intermediary" shall mean a Securities Intermediary that has executed and delivered to the Collateral Agent a Control Agreement in accordance with the provisions hereof.

     "Required Insurance Policies" means, collectively, with respect to each Pledgor, the insurance policies and coverages maintained by such Pledgor with respect to the Pledged Collateral pursuant to Section 4.17 hereof and all renewals and extensions thereof.

     "Requirements of Law" shall mean, collectively, any and all requirements of any Governmental Authority including, without limitation, any and all laws, ordinances, rules, regulations or similar statutes or case law.

     "Restoration" shall have the meaning assigned to such term in Section 4.17(vii)(B) hereof.

     "Restoration Commitment" shall have the meaning assigned to such term in
Section 4.17(vii)(C)(iii) hereof.

     "Restoration Election Notice" shall have the meaning assigned to such term in Section 4.17(vii)(B) hereof.

     "Restoration Letter of Credit" shall have the meaning assigned to such term in Section 4.17(vii)(C)(iii) hereof.

     "Secured Obligations" shall mean all obligations (whether or not constituting future advances, obligatory or otherwise) of the Borrower and any and all of the other Loan Parties from time to time arising under or in respect hereof, the Credit Agreement, the Interest Rate Protection Agreements and the other Loan Documents (including, without limitation, the obligations to pay principal, interest and all other charges, fees, expenses, commissions, reimbursements, premiums, indemnities and other payments related to or in respect of the obligations contained in this Agreement, the Credit Agreement, the Interest Rate Protection Agreements and the other Loan Documents), in each case whether (i) such obligations are direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due whether at stated maturity, by acceleration or otherwise, (ii) arising in the regular course of business or otherwise, (iii) for payment or performance and/or (iv) now existing or hereafter arising (including, without limitation, interest and other obligations arising or accruing after the commencement of any bankruptcy, insolvency, reorganization or similar proceeding with respect to any Loan Party or any other Person, or which would have arisen or accrued but for the commencement of such proceeding, even if such obligation or the claim therefor is not enforceable or allowable in such proceeding).

     "Secured Parties" shall have the meaning assigned to such term in Recital J hereof.

     "Securities Account" shall mean, with respect to each Pledgor, each "securities account," as such term is defined in the UCC, established or maintained for or on behalf of such Pledgor.

     "Securities Act" shall have the meaning assigned to such term in Section 10.4(ii) hereof.

     "Securities Collateral" shall mean, collectively, the Pledged Securities, the Intercompany Notes and the Distributions.

     "Securities Intermediary" shall mean "securities intermediary," as such term is defined in the UCC.

     "Security Documents" shall have the meaning assigned to such term in the Credit Agreement.

     "Security Entitlement" shall mean, with respect to each Pledgor, each "security entitlement," as such term is defined in the UCC, of such Pledgor and in any event shall include, without limitation, the rights and property interests of such Pledgor with respect to any and all Financial Assets.

     "Spin-Off and Divestiture Document Rights" shall mean, with respect to each Pledgor, collectively, all of such Pledgor's rights, title and interest in, to and under the Spin-Off and Divestiture Documents including, without limitation,
(i) all rights and remedies relating to monetary damages, including indemnification rights and remedies, and claims for damages or other relief pursuant to or in respect of the Spin-Off and Divestiture Documents, (ii) all rights and remedies relating to monetary damages, including indemnification rights and remedies, and claims for monetary damages under or in respect of the agreements, documents and instruments referred to in the Spin-Off and Divestiture Documents or related thereto and (iii) all proceeds, collections, recoveries and rights of subrogation with respect to the foregoing.

     "Spin-Off and Divestiture Documents" shall mean, collectively, (i) that certain general assignment, assumption and agreement regarding litigation, claims and other liabilities, dated on or about July 31, 2000, among the Borrower and APW LTD., (ii) that certain transitional trademark use and license agreement, dated on or about July 31, 2000, among the Borrower and APW LTD.,
(iii) that certain
insurance matters agreement, dated on or about July 31, 2000, among the Borrower and APW LTD., (iv) that certain employee benefits and compensation agreement, dated on or about July 31, 2000, among the Borrower and APW LTD., and (v) and that certain tax sharing and indemnification agreement, dated on or about July 31, 2000, among the Borrower and APW LTD., in each case, as amended, amended and restated, supplemented, extended, renewed, replaced or otherwise modified from time to time.

     "Subsidiaries" shall have the meaning assigned to such term in the Credit Agreement.

     "Subsidiary Guarantee" shall have the meaning assigned to such term in Recital E hereof.

     "Subsidiary Guarantors" shall have the meaning assigned to such term in the Preamble hereof.

     "Subsidiary Pledgors" shall have the meaning assigned to such term in the Preamble hereof.

     "Successor Interests" shall mean, collectively, with respect to each Pledgor, all shares of each class of the capital stock of the successor corporation or interests or certificates of the successor limited liability company, partnership or other equity interest owned by such Pledgor (unless such successor is such Pledgor itself) formed by or resulting from any consolidation or merger in which any Person listed in Schedule 1.1(c) or Schedule 1.1(d) annexed hereto is not the surviving entity; provided, that the pledge of the Successor Interests affected hereby shall in no event affect the obligations of such Pledgor under any provision prohibiting such action hereunder or under the Credit Agreement; provided, however, that each Pledgor shall not be required to pledge shares or interests possessing more than 65% of the voting power or control of all classes of capital stock or interests entitled to vote of any Subsidiary which is a first-tier controlled foreign corporation (as defined in Section 957(a) of the Tax Code) and, in any event, shall not be required to pledge the shares of stock or interests of any Subsidiary otherwise required to be pledged pursuant to this Agreement to the extent that such pledge would constitute an investment of earnings in United States property under Section 956 (or a successor provision) of the Tax Code, which investment would trigger an increase in the gross income of a United States shareholder of such Pledgor pursuant to Section 951 (or a successor provision) of the Tax Code; provided, further, that each Pledgor shall not be required to pledge the shares or interests of any Subsidiary which is a first-tier controlled foreign corporation until such time as such first-tier controlled foreign corporation has annual sales in any four fiscal quarters or assets having a fair market value in excess of $5,000,000 (as reasonably determined by the Collateral Agent).

     "Supporting Obligation" shall mean "supporting obligation," as such term is defined in the UCC.

     "Taking" shall mean any taking of the Pledged Collateral or Mortgaged Property or any portion thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of the temporary requisition of the use of the Pledged Collateral or Mortgaged Property or any portion thereof, by any Governmental Authority, civil or military.

     "Tangible Chattel Paper" shall mean "tangible chattel paper," as such term is defined in the UCC.

     "Tax Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

     "Trademarks" shall mean, collectively, with respect to each Pledgor, all trademarks (including service marks), logos, Federal, state and foreign trademark registrations and applications made by such Pledgor, common law trademarks and trade names owned by or assigned to such Pledgor and all registrations and applications for the foregoing, including, without limitation, the registrations and applications listed in Schedules 1.1(i)(1) and 1.1(i)(2) annexed hereto, together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor's use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including, without limitation, damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements thereof.

     "UCC" shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided, however, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any item or portion of the Pledged Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, "UCC" shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

     SECTION 1.2 Interpretation. In this Agreement, unless otherwise specified,
(i) singular words include the plural and plural words include the singular,
(ii) words importing any gender include the other gender, (iii) references to any Person include such Person's successors and assigns and in the case of an individual, the word "successors" includes such Person's heirs, devisees, legatees, executors, administrators and personal representatives, (iv) references to any statute or other law include all applicable rules, regulations and orders adopted or made thereunder and all statutes or other laws amending, consolidating or replacing the statute or law referred to, (v) the words "consent," "approve" and "agree," and derivations thereof or words of similar import, mean the prior written consent, approval or agreement of the Person in question, (vi) the words "include" and "including," and words of similar import, shall be deemed to be followed by the words "without limitation", (vii) the words "hereto," "herein," "hereof" and "hereunder," and words of similar import, refer to this Agreement in its entirety, (viii) unless otherwise expressly indicated, references to Articles, Sections, Schedules, Exhibits, subsections, paragraphs and clauses are to the Articles, Sections, Schedules, Exhibits, subsections, paragraphs and clauses hereof, (ix) the Schedules and Exhibits to this Agreement, in each case as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof are incorporated herein by reference, (x) the titles and headings of Articles, Sections, Schedules, Exhibits, subsections, paragraphs and clauses are inserted as a matter of convenience only and shall not affect the construction of any provisions hereof and (xi) all obligations of each Pledgor hereunder shall be satisfied by each Pledgor at each Pledgor's sole cost and expense.

     SECTION 1.3 Resolution of Drafting Ambiguities. Each Pledgor acknowledges and agrees that it was represented by counsel in connection with the execution and delivery hereof, that it and its counsel reviewed and participated in the preparation and negotiation hereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party (i.e., the Collateral Agent) shall not be employed in the interpretation hereof.

                                   ARTICLE II

                    GRANT OF SECURITY AND SECURED OBLIGATIONS

     SECTION 2.1 Pledge. As collateral security for the payment and performance in full of all the Secured Obligations, each Pledgor hereby pledges, assigns, transfers and grants to the Collateral Agent for its benefit and for the benefit of the Secured Parties, a security interest in and to and pledge of all of the right, title and interest of such Pledgor in, to and under the following property, wherever located, whether now existing or hereafter arising or acquired from time to time (collectively, the "Pledged Collateral"):

         (i)      Accounts;

        (ii)      Bank Accounts;

       (iii)      Chattel Paper;

        (iv)      Collateral Account;

         (v)      Commercial Tort Claims;

        (vi)      Deposit Accounts;

      (viii)      Distributions;

     (viiii)      Documents;

        (ix)      Equipment;

         (x)      General Intangibles;

       (ixi)      Goods;

        (xi)      Instruments;

     (xii)   Intellectual Property Collateral;

     (xiv)   Intercompany Notes;

     (xv)    Inventory;

     (xiii)  Investment Property;

     (xiiii) Letter-of-Credit Rights;

     (xivi)  Pledged Securities;

     (xix)   Spin-Off and Divestiture Document Rights;

     (xx)    Supporting Obligations relating to any and all of the foregoing;
and

     (xvi) to the extent not covered by clauses (i) through (xx) of this sentence, all Proceeds of any and all of the foregoing.

     Notwithstanding the foregoing provisions of this Section 2.1, the Pledged Collateral shall not include (i) any property or asset now existing or hereafter acquired by such Pledgor which is subject to a Purchase Money Lien or Capital Lease Obligations; provided, however, that at such time as such property or asset is no longer subject to such Purchase Money Lien or Capital Lease Obligations, such property or asset shall (without any act or delivery by any Person) constitute Pledged Collateral hereunder, (ii) General Intangibles, Intellectual Property Collateral or Instruments arising under Contracts or under agreements or Instruments that expressly by their terms or by operation of law prohibit assignment of such rights without the prior written consent of the other parties thereto (but does not exclude such General Intangibles, Intellectual Property Collateral or Instruments to the extent that any such prohibition would be rendered ineffective pursuant to Section 9-406 or 9-408 of the UCC (or any successor provision or provisions) of any jurisdiction or any other applicable law or principle of equity) and (iii) any Accounts or other property which would constitute Pledged Collateral hereunder but which are pledged as collateral under any Accounts Receivable Facility (or prohibited to be pledged pursuant to the terms of any Accounts Receivable Facility) during the period that such Accounts and other property are subject to the lien thereof; provided, however, that at such time as any such Accounts or other property pledged as collateral under any Accounts Receivable Facility shall no longer be subject to the lien thereof, any and all such Accounts and other property shall become Pledged Collateral hereunder and shall be subject to the Lien and security interest created by this Agreement without further action by any party other than actions required to perfect such security interest.

     SECTION 2.2 Secured Obligations. This Agreement secures, and the Pledged Collateral is collateral security for, the payment and performance in full when due of the Secured Obligations.

     SECTION 2.3 Future Advances. This Agreement shall secure the payment of any and all amounts advanced from time to time pursuant to the Loan Documents and the Interest Rate Protection Agreements.

     SECTION 2.4 No Release. Nothing set forth in this Agreement shall relieve any Pledgor from the performance of any term, covenant, condition or agreement on such Pledgor's part to be performed or observed under or in respect of any of the Pledged Collateral or from any liability to any Person under or in respect of any of the Pledged Collateral or shall impose any obligation on the Collateral Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on such Pledgor's part to be so performed or observed or shall impose any liability on the Collateral Agent or any other Secured Party for any act or omission on the part of such Pledgor relating thereto or for any breach of any representation or warranty on the part of such Pledgor contained in this Agreement, any Interest Rate Protection Agreement or any other Loan Document, or under or in respect of the Pledged Collateral or made in connection herewith or therewith. The obligations of each Pledgor contained in this Section 2.4 shall survive the termination hereof and the discharge of such Pledgor's other obligations under this Agreement, any Interest Rate Protection Agreement and the other Loan Documents.

                                   ARTICLE III

                  PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;
                            USE OF PLEDGED COLLATERAL

     SECTION 3.1 Delivery of Certificated Securities Collateral. All certificates, agreements or instruments representing or evidencing the Securities Collateral in existence on the date hereof have been delivered to the Collateral Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank. Each Pledgor hereby agrees that all certificates, agreements or instruments representing or evidencing Securities Collateral acquired by such Pledgor after the date hereof shall immediately upon receipt thereof by such Pledgor be delivered to and held by or on behalf of the Collateral Agent pursuant hereto. All certificated Securities Collateral shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Agent. The Collateral Agent shall have the right, at any time upon the occurrence and during the continuance of any Event of Default, to endorse, assign or otherwise transfer to or to register in the name of the Collateral Agent or any of its nominees or endorse for negotiation any or all of the Securities Collateral, without any indication that such Securities Collateral is subject to the security interest hereunder. In addition, the Collateral Agent shall have the right at any time to exchange certificates representing or evidencing Securities Collateral for certificates of smaller or larger denominations.

     SECTION 3.2 Perfection of Uncertificated Securities Collateral. Each Pledgor represents and warrants that the Collateral Agent has a perfected first priority security interest in all uncertificated Pledged Securities pledged by it hereunder that are in existence on the date hereof.

Each Pledgor hereby agrees that if any issuer of Pledged Securities is organized in a jurisdiction which does not permit the use of certificates to evidence equity ownership, or if any of the Pledged Securities are at any time not evidenced by certificates of ownership, then each applicable Pledgor shall, to the extent permitted by applicable law, record such pledge on the equityholder register or the books of the issuer, cause the issuer to execute and deliver to the Collateral Agent an acknowledgment of the pledge of such Pledged Securities substantially in the form of Exhibit 1 annexed hereto, execute any customary pledge forms or other documents necessary or appropriate to complete the pledge and give the Collateral Agent the right to transfer such Pledged Securities under the terms hereof and provide to the Collateral Agent an opinion of counsel, in form and substance satisfactory to the Collateral Agent, confirming such pledge and perfection thereof.

     SECTION 3.3 Financing Statements and Other Filings. The only filings, registrations and recordings necessary and appropriate to create, preserve, protect and perfect the security interest granted by each Pledgor to the Collateral Agent pursuant to this Agreement in respect of the Pledged Collateral are listed in Schedule 3.3 annexed hereto. All such filings, registrations and recordings have been filed, registered and recorded contemporaneously with the execution of the Loan Documents or shall be filed, registered and recorded immediately after the date thereof. Each Pledgor agrees that at any time and from time to time, it will execute and, at the sole cost and expense of the Pledgors file and refile, or permit the Collateral Agent to file and refile, such financing statements, continuation statements and other documents (including, without limitation, this Agreement), in form acceptable to the Collateral Agent, in such offices (including, without limitation, the United States Patent and Trademark Office and the United States Copyright Office) as the Collateral Agent may deem necessary or appropriate, wherever required or permitted by law in order to perfect, continue and maintain a valid, enforceable, first priority security interest in the Pledged Collateral as provided herein and to preserve the other rights and interests granted to the Collateral Agent hereunder, as against third parties, with respect to any Pledged Collateral. Each Pledgor hereby authorizes the Collateral Agent to file any such financing or continuation statement or other document without the signature of such Pledgor where permitted by law.

     SECTION 3.4 Perfection in Investment Property. Contemporaneously with the execution and delivery of the Loan Documents each Pledgor shall comply with the provisions of Section 8.1 hereof.

     SECTION 3.5 Joinder of Affiliates. The Pledgors shall cause each Affiliate of the Borrower which, from time to time, after the date hereof shall be required to pledge any assets to the Collateral Agent for the benefit of the Secured Parties pursuant to the provisions of the Credit Agreement, to execute and deliver to the Collateral Agent a joinder agreement substantially in the form of Exhibit 3 annexed hereto and, upon such execution and delivery, such Affiliate shall be deemed to be a "Subsidiary Guarantor" or a "Subsidiary Pledgor", as appropriate and a "Pledgor" for all purposes hereunder. The execution and delivery of such joinder agreement shall not require the consent of any Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Pledgor as a party to this Agreement.

     SECTION 3.6 Motor Vehicles. At any time after the occurrence and during the continuance of an Event of Default, each Pledgor shall, upon the request of the Collateral Agent, de-liver to the Collateral Agent originals of the certificates of title or ownership for the motor vehicles (and any other Equipment covered by certificates of title or ownership owned by it) with the Collateral Agent listed as lienholder therein.

     SECTION 3.7 Supplements; Further Assurances. Each Pledgor agrees to take such further actions, and to execute and deliver to the Collateral Agent such additional assignments, agreements, supplements, powers, lien waivers and instruments, as the Collateral Agent may deem necessary or appropriate, wherever required or permitted by law, in order to perfect, preserve and protect the security interest in the Pledged Collateral as provided herein and the rights and interests granted to the Collateral Agent hereunder, to carry into effect the purposes hereof or better to assure and confirm unto the Collateral Agent or permit the Collateral Agent to exercise and enforce its respective rights, powers and remedies hereunder with respect to any Pledged Collateral. Without limiting the generality of the foregoing, each Pledgor shall make, execute, endorse, acknowledge, file or refile and/or deliver to the Collateral Agent from time to time such lists, descriptions and designations of the Pledged Collateral, copies of warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, supplements, additional security agreements, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments. The Collateral Agent may institute and maintain, in its own name or in the name of any Pledgor, such suits and proceedings as the Collateral Agent may be advised by counsel shall be necessary or expedient to prevent any impairment of the security interest in or the perfection thereof in the Pledged Collateral. All of the foregoing shall be at the sole cost and expense of the Pledgors.

     SECTION 3.8 Use and Pledge of Pledged Collateral. Unless an Event of Default shall have occurred and be continuing, the Collateral Agent shall from time to time execute and deliver, upon written request of any Pledgor and at the sole cost and expense of the Pledgors, any and all instruments, certificates or other documents, in a form reasonably requested by such Pledgor, necessary or appropriate in the reasonable judgment of such Pledgor to enable such Pledgor to continue to exploit, license, use, enjoy and protect the Pledged Collateral in accordance with the terms hereof and the Credit Agreement. The Pledgors and the Collateral Agent acknowledge that this Agreement is intended to grant to the Collateral Agent for the benefit of the Secured Parties a security interest in and Lien upon the Pledged Collateral and shall not constitute or create a present assignment of any of the Pledged Collateral.

     SECTION 3.9 Other Actions. In order to further insure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Collateral Agent's security interest in the Pledged Collateral, each Pledgor agrees, in each case at such Pledgor's own expense, to take the following actions with respect to the following Pledged Collateral:

          (a) Instruments and Tangible Chattel Paper. Upon the occurrence and during the continuance of any Event of Default, unless upon the request of the Borrower such requirement is waived by the Collateral Agent in its sole discretion, each Pledgor shall thereafter deliver to the Collateral Agent, as soon as practicable but in no event later than five days after receipt thereof by such Pledgor, any Instrument or Tangible Chattel Paper evidencing any Pledged Collateral. Any Instrument or Tangible Chattel Paper delivered to the Collateral

     Agent pursuant to this Section 3.9(a) shall be appropriately endorsed (if applicable) to the order of the Collateral Agent, as agent for the Secured Parties, and shall thereafter be held by the Collateral Agent as further security hereunder during the continuance of any Event of Default.

          (b) Electronic Chattel Paper and Transferable Records. Upon the occurrence and during the continuance of any Event of Default, unless upon the request of the Borrower such requirement is waived by the Collateral Agent in its sole discretion, if any amount payable under or in connection with any of the Pledged Collateral shall be evidenced by any Electronic Chattel Paper or any "transferable record," as that term is defined in
     Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, the Pledgor acquiring such Electronic Chattel Paper or transferable record shall promptly notify the Collateral Agent thereof and shall promptly thereafter take such action as the Collateral Agent may reasonably request to vest in the Collateral Agent "control" under UCC Section 9-105 of such Electronic Chattel Paper or "control" under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.

          (c) Letter-of-Credit Rights. Upon the occurrence and during the continuance of any Event of Default , unless upon the request of the Borrower such requirement is waived by the Collateral Agent in its sole discretion, if any Pledgor is a beneficiary under a Letter of Credit now or hereafter issued in favor of such Pledgor, such Pledgor shall promptly notify the Trustee thereof and such Pledgor shall promptly thereafter, pursuant to an agreement in form and substance satisfactory to the Collateral Agent, either (i) arrange for the issuer and any confirmer of such Letter of Credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under the Letter of Credit or (ii) arrange for the Collateral Agent to become the transferee beneficiary of such Letter of Credit.

          (d) Commercial Tort Claims. As of the date hereof each Pledgor hereby represents and warrants that it holds no Commercial Tort Claims other than those listed in Schedule 1.1(j) annexed hereto. If any Pledgor shall at any time hold or acquire a Commercial Tort Claim having a claim value in an amount in excess of $100,000 individually or $250,000 in the aggregate, such Pledgor shall immediately notify the Collateral Agent in writing signed by such Pledgor of the brief details thereof and grant to the Collateral Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Collateral Agent.

                                   ARTICLE IV

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

     Each Pledgor represents, warrants and covenants as follows:

     SECTION 4.1 Payment. Such Pledgor shall pay as and when the same shall become due, whether at its stated maturity, by acceleration or otherwise, each and every amount payable by such Pledgor under the Loan Documents and Interest Rate Protection Agreements.

     SECTION 4.2 Authority and Validity; Preservation of Corporate Existence.

     (i) Such Pledgor represents and warrants that (A) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (B) it is duly qualified to transact business and is in good standing in each state in which the Pledged Collateral is located except to the extent the failure to do so could not be reasonably expected to result in a Material Adverse Effect, (C) it has full organizational power and lawful authority to execute and deliver this Agreement and to pledge the Pledged Collateral as contemplated herein, and all corporate governmental actions, consents, authorizations and approvals necessary or required therefor have been duly and effectively taken or obtained and (D) this Agreement is a legal, valid and binding obligation of such Pledgor, enforceable against such Pledgor in accordance with its terms.

     (ii) Such Pledgor shall (A) preserve and maintain in full force and effect its existence and good standing under the laws of the jurisdiction of its organization, (B) preserve and maintain in full force and effect its qualification to transact business and good standing in the state in which the Pledged Collateral is located except to the extent the failure to do so could not be reasonably expected to result in a Material Adverse Effect and (C) preserve and maintain in full force and effect all consents, authorizations and approvals necessary or required of any Governmental Authority or any other Person relating to the execution, delivery and performance hereof.

     SECTION 4.3 Perfection Actions; Prior Liens. Upon the completion of the deliveries, filings and other actions contemplated in Section 3.1 through
Section 3.4 hereof, the security interest granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement in and to the Pledged Collateral will constitute a perfected, continuing first priority security interest therein, superior and prior to the rights of all other Persons therein other than with respect to the holders of Permitted Collateral Liens.

     SECTION 4.4 Limitation on Liens. Such Pledgor is as of the date hereof, and, as to Pledged Collateral acquired by it from time to time after the date hereof, such Pledgor will be, the sole direct and beneficial owner of all Pledged Collateral pledged by it hereunder free from any Lien or other right, title or interest of any Person other than (i) Prior Liens (but not to extensions, amendments, supplements or replacements of Prior Liens unless consented to by the Collateral Agent), (ii) the Lien and security interest created by this Agreement, (iii) Contested Liens and (iv) the Liens described in clause (e) of Section 6.02 of the Credit Agreement (the Liens described in clauses (i) through (iv) of this sentence, collectively, "Permitted Collateral Liens"); provided, it is understood that Permitted Liens on Property not constituting Pledged Collateral are not prohibited by this Agreement. Pledgor shall defend the Pledged Collateral pledged by it hereunder against all claims and demands of all Persons at any time claiming any interest therein adverse to the Collateral Agent or any other Secured Party. There is no agreement, and no Pledgor shall enter into any agreement or take any other action, that would result in the imposition of any other Lien, restrict the transferability of any of the Pledged Collateral or otherwise impair or conflict with such Pledgor's obligations or the rights of the Collateral Agent hereunder.

     SECTION 4.5 Other Financing Statements. There is no (nor will there be any) valid or effective financing statement (or similar statement or instrument of registration under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Pledged Collateral other than financing statements relating to Permitted Collateral Liens, and so long as any of the Secured Obligations remain unpaid or the Commitments of the Lenders to make any Loan or to issue any Letter of Credit shall not have expired or been sooner terminated, no Pledgor shall execute, authorize or permit to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to any Pledged Collateral, except, in each case, financing statements filed or to be filed in respect of and covering the security interests granted by such Pledgor to the holder of the Permitted Collateral Liens.

     SECTION 4.6 Chief Executive Office; Records; Change of Name; Jurisdiction of Organization.

     (i) The chief executive office of such Pledgor is located at the address indicated next to its name in Schedule 4.6(i) annexed hereto. Such Pledgor shall not move its chief executive office to any location other than one within the continental United States that is listed in such Schedule 4.6(i) except to such new location as such Pledgor may establish in accordance with the last sentence of this Section 4.6(i). All tangible evidence of all Accounts and General Intangibles of such Pledgor and the only original books of account and records of such Pledgor relating thereto are, and will continue to be, kept at such chief executive office or such other location listed in Schedule 4.6(i) annexed hereto, or at such new location for such chief executive office as such Pledgor may establish in accordance with the last sentence of this Section 4.6(i). All Accounts and General Intangibles of such Pledgor are, and will continue to be, controlled and monitored (including, without limitation, for general accounting purposes) from such chief executive office location or such other location listed in Schedule 4.6(i) annexed hereto, or such new location as such Pledgor may establish in accordance with the last sentence of this Section 4.6(i). Such Pledgor shall not establish a new location for its chief executive office to any location other than one within the continental United States that is listed in
Schedule 4.6(i) or change its name, identity or structure until (i) it shall have given the Collateral Agent not less than fifteen (15) days' prior written notice (in the form of an Officers' Certificate) of its intention so to do, clearly describing such new location within the continental United States or name and providing such other information in connection therewith as the Collateral Agent may request and (ii) with respect to such new location or name, such Pledgor shall have taken all action satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Pledged Collateral intended to be granted hereby, including, without limitation, using commercially reasonable efforts to obtain waivers of landlord's or warehouseman's liens with respect to such new location, if required by the terms hereof or otherwise reasonably requested by the Collateral Agent.

     (ii) The exact legal name, type of organization and jurisdiction of organization (together with the organizational identification number, if any, issued by such jurisdiction to such Pledgor and such Pledgor's employer identification number) of such Pledgor is set forth in Schedule 4.6(ii) hereto. Such Pledgor shall not "reincorporate" or "reorganize" or otherwise cause the Pledged Collateral to be transferred to a Person incorporated or organized in another state except to the extent (a) permitted pursuant to the provisions of the Credit Agreement, (b) it shall have given to the Collateral Agent not less than fifteen (15) days' prior written notice (in the form of an Officers' Certificate) of its intention so to do clearly describing such transaction and providing such other information in connection therewith as the Collateral Agent may request and (c) with respect to such transaction, such Pledgor shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Pledged Collateral intended to be granted hereby.

     (iii) The Collateral Agent may rely on opinions of counsel as to whether any or all UCC financing statements of the Pledgors need to be amended as a result of any of the changes described in Sections 4.6(i) and 4.6(ii). If any Pledgor fails to provide information to the Collateral Agent about such changes on a timely basis, the Collateral Agent shall not be liable or responsible to any party for any failure to maintain a perfected security interest in such Pledgor's property constituting Pledged Collateral for which the Collateral Agent needed to have information relating to such changes. The Collateral Agent shall have no duty to inquire about such changes if any Pledgor does not inform the Collateral Agent of such changes, the parties acknowledging and agreeing that it would not be feasible or practical for the Collateral Agent to search for information on such changes if such information is not provided by any Pledgor.

     SECTION 4.7 Location of Inventory and Equipment. All Inventory and Equipment of such Pledgor (excluding Inventory and Equipment of such Pledgor that (i) at no time has a fair market value (individually or in the aggregate at any one location) in excess of $50,000 and (ii) is located and retained in the ordinary course of such Pledgor's business at a facility owned or leased by a vendor or customer of such Pledgor) are located as of the date hereof at the chief executive office or such other location listed in Schedule 4.6(i) annexed hereto. Such Pledgor shall not move any Inventory or Equipment (excluding Inventory and Equipment of such Pledgor that (i) at no time has a fair market value (individually or in the aggregate at any one location) in excess of $50,000 and (ii) is located and retained in the ordinary course of such Pledgor's business at a facility owned or leased by a vendor or customer of such Pledgor) to any location other than one within the Continental United States that is listed in such Schedule 4.6(i) until (i) it shall have given the Collateral Agent not less than fifteen (15) days' prior written notice (in the form of an Officers' Certificate) of its intention so to do, clearly describing such new location within the Continental United States and providing such other information in connection therewith as the Collateral Agent may request and (ii) with respect to such new location, such Pledgor shall have taken all action satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Pledged Collateral intended to be granted hereby, including, without limitation, using commercially reasonable efforts to obtain waivers of landlord's or warehouseman's liens with respect to such new location, if required by the terms hereof or otherwise reasonably requested by the Collateral Agent. In the event any Pledgor shall inadvertently move any Inventory or Equipment to any location without complying with the provisions of the immediately preceding sentence, such noncompliance shall not constitute a Default hereunder if the Inventory or Equipment so moved does not, individually or in the aggregate with all other Inventory or Equipment so moved to one location, have a fair market value in excess of $250,000; provided, however, that upon such Pledgor obtaining knowledge of such noncompliance such Pledgor shall promptly notify the Collateral Agent of the location of such Inventory or Equipment. Unless an Event of Default shall have occurred and be continuing, each Pledgor shall be permitted to sell Equipment to a foreign Subsidiary in the ordinary course of such Pledgor's business in accordance with Section 6.05(b) of the Credit Agreement; provided, however, that in the case of any such sale to a foreign Subsidiary of Equipment, which (individually or in the aggregate) has a fair market value in excess of $150,000, such Pledgor shall have given the Collateral Agent not less than fifteen (15) days' prior written notice (in the form of an Officers' Certificate) of its intention so to do, (i) clearly describing the proposed sale, the fair market value of the Equipment to be sold, the proposed acquiror, the location of such acquiror and providing such other information in connection therewith as the Collateral Agent may request, (ii) stating that such sale is being made in accordance with the provisions of clause (i) or (ii) of Section
6.05 of the Credit Agreement, as applicable, and (iii) certifying as to whether or not, pursuant to the provisions of Section 2.13 of the Credit Agreement, the Net Cash Proceeds of such sale must be applied to the prepayments contemplated in Section 2.13 of the Credit Agreement.

     SECTION 4.8 Warehouse Receipts Non-Negotiable. If any warehouse receipt or receipt in the nature of a warehouse receipt is issued with respect to any of the Pledged Collateral, the applicable Pledgor shall not permit such warehouse receipt or receipt in the nature thereof to be "negotiable" (as such term is used in Section 7-104 of the UCC or under other relevant law).

     SECTION 4.9 Condition and Maintenance of Equipment. The Equipment of such Pledgor is in good repair, working order and condition, reasonable wear and tear excepted. Each Pledgor shall cause the Equipment to be maintained and preserved in good repair, working order and condition, reasonable wear and tear excepted, and shall as quickly as commercially practicable make or cause to be made all repairs, replacements and other improvements which are necessary or appropriate in the conduct of such Pledgor's business (except to the extent that such Equipment may be disposed of pursuant to Section 6.05 of the Credit Agreement); provided, however, that in the case of any Destruction to any of the Equipment, which (individually or in the aggregate) exceeds $250,000 such Pledgor shall give prompt notice thereof to the Collateral Agent and repair or restore such Equipment in accordance with the provisions of Section 4.17 hereof.

     SECTION 4.10 Corporate Names; Prior Transactions. Such Pledgor has not, during the past five years, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in Schedule 4.10 annexed hereto.

     SECTION 4.11 Due Authorization and Issuance. All of the Pledged Shares have been, and to the extent hereafter issued will be upon such issuance, duly authorized, validly issued and fully paid and nonassessable (subject to the personal liability that may be imposed on shareholders by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law). All of the Initial Pledged Interests have been fully paid for, and there is no amount or other obligation owing by any Pledgor to any issuer of the Initial Pledged Interests in exchange for or in connection with the issuance of the Initial Pledged Interests or any Pledgor's status as a partner or a member of any issuer of the Initial Pledged Interests.

     SECTION 4.12 No Violations, etc. The pledge of the Pledged Securities pursuant to this Agreement does not violate Regulations T, U or X of the Federal Reserve Board.

     SECTION 4.13 No Options, Warrants, etc. There are no options, warrants, calls, rights, commitments or agreements of any character to which such Pledgor is a party or by which it is bound obligating such Pledgor to issue, deliver or sell or cause to be issued, delivered or sold additional Pledged Securities or obligating such Pledgor to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no voting trusts or other agreements or understandings to which such Pledgor is a party with respect to the transfer, voting or exercise of any other right of the equity interests of any issuer of the Pledged Securities.

     SECTION 4.14 No Claims. Such Pledgor owns or has rights to use all of the Pledged Collateral pledged by it hereunder and all rights with respect to any of the foregoing used in, necessary for or material to such Pledgor's business as currently conducted and as contemplated to be conducted pursuant to the Loan Documents. To such Pledgor's knowledge, the use by such Pledgor of such Pledged Collateral and all such rights with respect to the foregoing do not infringe on the rights of any Person. No claim has been made and remains outstanding that such Pledgor's use of any Pledged Collateral does or may violate the rights of any third Person that would have a Material Adverse Effect.

     SECTION 4.15 No Conflicts, Consents, etc. Neither the execution and delivery hereof by each Pledgor nor the consummation of the transactions herein contemplated nor the fulfillment of the terms hereof (i) violates any Operative Agreement of such Pledgor or any issuer of Pledged Securities, (ii) violates the terms of any agreement, indenture, mortgage, deed of trust, equipment lease, instrument or other document to which such Pledgor is a party, or by which it may be bound or to which any of its properties or assets may be subject, (iii) conflicts with any Requirement of Law applicable to any such Pledgor or its property or assets, or (iv) results in or requires the creation or imposition of any Lien (other than the Lien contemplated hereby) upon or with respect to any of the property or assets now owned or hereafter acquired by such Pledgor. No consent of any party (including, without limitation, equityholders or creditors of such Pledgor or any account debtor under an Account) and no consent, authorization, approval, license or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other Person is required for (A) the pledge by such Pledgor of the Pledged Collateral pledged by it pursuant to this Agreement or for the execution, delivery or performance hereof by such Pledgor, except as set forth in Schedule 4.15 annexed hereto, (B) the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or (C) the exercise by the Collateral Agent of the remedies in respect of the Pledged Collateral pursuant to this Agreement. With respect to each consent, authorization, approval, license or other action described in
Schedule 4.15 annexed hereto, such Pledgor shall use its best efforts to cause the counterparty with respect thereto to deliver such consent, authorization, approval or license or otherwise cause such other action to be taken within 30 days after the date hereof; provided, however, that such Pledgor shall in no event be required to pay or cause to be paid any remuneration to any such counterparty in order to obtain such consent, authorization, approval or licenses to the extent that it would be commercially unreasonable so to do. In the event that the Collateral Agent desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other Person therefor, then, upon the reasonable request of the Collateral Agent, such Pledgor agrees to use its best efforts to assist and aid the Collateral Agent to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.

     SECTION 4.16 Pledged Collateral. All information set forth herein, including the schedules annexed hereto, and all information contained in any documents, schedules and lists heretofore delivered to any Secured Party in connection with this Agreement, in each case, relating to the Pledged Collateral, is accurate and complete in all material respects. The Pledged Collateral described on the schedules annexed hereto constitutes all of the property of such type of Pledged Collateral owned or held by the Pledgors.

     SECTION 4.17 Insurance; Condemnation.

     (i) Required Insurance Policies and Coverages. No Pledgor shall take any action that impairs the rights of the Collateral Agent or any Secured Party in the Pledged Collateral and (A) as of the date hereof, the Pledged Collateral and the use, occupancy and operation thereof comply with all Insurance Requirements, and there exists no default under any Insurance Requirement, except to the extent that such default could not reasonably be expected to result in a Material Adverse Effect, (B) all premiums due and payable with respect to the Required Insurance Policies have been paid, (C) all Insurance Policies are in full force and effect and such Pledgor has not received notice of violation or cancellation thereof, except to the extent that such violation could not reasonably be expected to result in a Material Adverse Effect and (D) all Insurance Policies or Insurance Certificates have been delivered to the Collateral Agent in form satisfactory to the Collateral Agent. Each Pledgor shall at all times keep the Pledged Collateral insured, at such Pledgor's own expense, to the Collateral Agent's satisfaction against fire, theft and all other risks to which the Pledged Collateral may be subject, in such amounts and with such deductibles as would be maintained by a Prudent Operator or as the Collateral Agent may otherwise require, including, without limitation, the following insurance policies and coverages:

     (A) physical hazard insurance on an "all risk" basis covering, without limitation, hazards commonly covered by fire and extended coverage, lightning, windstorm, civil commotion, hail, riot, strike, water damage, sprinkler leakage, collapse and malicious mischief, in an amount equal to the Full Replacement Cost of the Equipment and Inventory;

     (B) commercial general liability insurance against claims for bodily injury, death or property damage occurring on, in or about the Pledged Collateral, and covering any and all claims, including, without limitation, all legal liability to the extent insurable imposed upon the Collateral Agent and all court costs and attorneys' fees, arising out of or connected with the possession, use, leasing, operation or condition of the Pledged Collateral;

     (C) explosion insurance in respect of any boilers, machinery and similar apparatus located on or comprising the Equipment and Inventory;

     (D)  business interruption insurance;

     (E) worker's compensation insurance as required by the laws of the state where the Pledged Collateral is located to protect such Pledgor and the Collateral Agent against claims for injuries sustained in the course of employment at the premises of such Pledgor; and

     (F) such other insurance against risks as the Collateral Agent may from time to time require.

     (ii) Required Form of Insurance Policies. Each Insurance Policy described in clause (i) of this Section 4.17 shall provide that:

     (A) it may not be modified, reduced, canceled or otherwise terminated without at least thirty (30) days' prior written notice to the Collateral Agent;

     (B) the Collateral Agent is permitted to pay any premium therefor within thirty (30) days after receipt of any notice stating that such premium has not been paid when due;

     (C) all losses thereunder shall be payable notwithstanding any act or negligence of such Pledgor or its agents or employees which otherwise might have resulted in a forfeiture of all or a part of such insurance payments;

     (D) to the extent such Insurance Policy constitutes Property Insurance, all losses payable thereunder shall be payable to the Collateral Agent, as loss payee, pursuant to a standard non-contributory New York mortgagee endorsement and shall be in an amount at least sufficient to prevent coinsurance liability; and

     (E) with respect to Liability Insurance, the Collateral Agent shall be named as an additional insured.

     (iii) Settlements. Settlement of any claim under any of the Required Insurance Policies, if such claim involves any loss in excess of $1,000,000 (in the judgment of the Collateral Agent), shall require the prior written approval of the Collateral Agent, and such Pledgor shall cause each such policy to contain a provision to such effect.

     (iv) Renewals. At least ten (10) days prior to the expiration of any Required Insurance Policy, such Pledgor shall deliver to the Collateral Agent a Required Insurance Policy or Policies renewing or extending such expiring Required Insurance Policy or Policies, renewal or exten-sion Insurance Certificates or other reasonable evidence of renewal or extension providing that the Insurance Policies are in full force and effect.

     (v) Additional Insurance. Such Pledgor shall not purchase separate insurance policies concurrent in form or contributing in the event of loss with those Required Insurance Policies required to be maintained under this Section 4.17, unless the Collateral Agent is included thereon as an additional insured and, if applicable, with loss payable to the Collateral Agent under an endorsement containing the provisions described in clause (ii) of this Section
4.17. Such Pledgor shall immediately notify the Collateral Agent whenever any such separate insurance policy is obtained and shall promptly deliver to the Collateral Agent the Required Insurance Policy or Insurance Certificate evidencing such insurance.

     (vi) Blanket Coverage. Such Pledgor may maintain the coverages required by clause (i) of this Section 4.17 under blanket policies covering the Pledged Collateral and other property owned or operated by such Pledgor or an Affiliate of such Pledgor if the terms of such blanket policies otherwise comply with the provisions of clause (i) of this Section 4.17 and contain specific coverage allocations in respect of the Equipment and Inventory complying with the provisions of clause (i) of this Section 4.17.

     (vii) Proceeds of Destructions and Taking.

     (A) If there shall occur any Destruction in an amount in excess of $250,000, such Pledgor shall promptly send to the Collateral Agent a notice setting forth the nature and extent of such Destruction. If there shall occur any Taking, such Pledgor shall immediately notify the Collateral Agent upon receiving notice of such Taking or commencement of proceedings therefor. The Collateral Agent may participate in any proceedings or negotiations which might result in any Taking, and such Pledgor shall deliver or cause to be delivered to the Collateral Agent all instruments requested by it to permit such participation. The Collateral Agent may be represented by counsel satisfactory to it at the expense of such Pledgor in connection with any such participation. Such Pledgor shall pay all fees, costs and expenses incurred by the Collateral Agent in connection with any Taking and in seeking and obtaining any award or payment on account thereof. The Net Insurance Proceeds and Net Condemnation Awards are hereby assigned and shall be paid to the Collateral Agent. Such Pledgor shall take all steps necessary to notify the condemning authority of such assignment. All Net Insurance Proceeds and Net Condemnation Awards, shall be applied in accordance with the provisions of Sections 4.17(vii)(B), 4.17(vii)(C) and 4.17(vii)(D).

     (B) So long as no Event of Default shall have occurred and be continuing, in the event there shall be a Net Condemnation Award or Net Insurance Proceeds in an amount less than $1,000,000, such Pledgor shall have the right, at such Pledgor's option, to apply such Net Condemnation Award or Net Insurance Proceeds to the payment of the Secured Obligations in accordance with the provisions of
Section 2.13(f) of the Credit Agreement or to perform a restoration (each, a "Restoration") of the Pledged Collateral. In the event such Pledgor elects to perform a Restoration, such Pledgor shall within thirty (30) days after the date that such Pledgor receives notice of collection by the Collateral Agent of the applicable Net Insurance Proceeds or Net Condemnation Award, as the case may be, deliver to the Collateral Agent (1) a written notice of such election and (2) an Officers'

Certificate stating that (a) the Net Insurance Proceeds or Net Condemnation Award, as the case may be, shall be utilized to perform a Restoration in the manner contemplated by this Section 4.17(vii)(B) and (b) no Event of Default has occurred and is continuing (the items described in clauses (1) and (2) of this sentence, collectively, the "Restoration Election Notice"). In the event the Collateral Agent does not receive a Restoration Election Notice within such 30-day period, the Collateral Agent may apply any such Net Insurance Proceeds or Net Condemnation Award held by the Collateral Agent to the payment of the Secured Obligations in accordance with the provisions of Section 2.13(f) of the Credit Agreement or, at the option of the Collateral Agent, may continue to hold such Net Insurance Proceeds or Net Condemnation Award as additional collateral to secure the performance by such Pledgor of the Secured Obligations. In the event such Pledgor elects to perform any Restoration contemplated by this
Section 4.17(vii)(B), the Collateral Agent shall release such Net Condemnation Award or Net Insurance Proceeds to such Pledgor following receipt of a Restoration Election Notice in accordance with the provisions of Section 8.2(ii) hereof. Such Pledgor shall, within fifteen (15) days following the date of its receipt of any proceeds in respect of a Destruction or Taking, as the case may be, commence and diligently continue to perform the Restoration of that portion or portions of the Pledged Collateral subject to such Destruction or affected by such Taking so that, upon the completion of the Restoration, the Pledged Collateral will be in the same condition and shall be of at least equal value and utility for its intended purposes as the Pledged Collateral was immediately prior to such Destruction or Taking. Such Pledgor shall so complete such Restoration with its own funds to the extent that the amount of any Net Condemnation Award or Net Insurance Proceeds is insufficient for such purpose.

     (C) In the event there shall be a Net Condemnation Award or Net Insurance Proceeds in an amount equal to or greater than $1,000,000, the Collateral Agent shall have the option to apply such Net Condemnation Award or Net Insurance Proceeds, as the case may be, to the payment of the Secured Obligations in accordance with the provisions of Section 2.13(f) of the Credit Agreement or to require a Restoration of the Pledged Collateral. In the event a Restoration is to be performed under this Section 4.17(vii)(C), the Collateral Agent shall not release any part of the Net Condemnation Award or Net Insurance Proceeds except in accordance with the provisions of Sections 4.17(vii)(C) and 4.17(vii)(D) hereof, and such Pledgor shall, prior to commencing any work to effect a Restoration, promptly (but in no event later than ninety (90) days following any Destruction or Taking) furnish to the Collateral Agent:

     (i) complete plans and specifications (the "Plans and Specifications") for the Restoration;

     (ii) a certificate (an "Engineer's Certificate") of an independent, reputable engineer acceptable to the Collateral Agent and licensed in the state where the Premises are located (A) listing all permits and approvals required by law in connection with the Restoration, (B) stating that all permits and approvals required by law to commence work in connection with the Restoration have been obtained, (C) stating that the Plans and Specifications have been reviewed and approved by the signatory thereto,
     (D) stating such signatory's estimate (an "Estimate") of the costs of completing the Restoration and (E) stating that upon completion of such Restoration in accordance with the Plans and Specifications, the value and utility of the

     Premises will be approximately equal to or greater than the value and utility thereof immediately prior to the Destruction or Taking relating to such Restoration; and

          (iii) if the Estimate exceeds the Net Insurance Proceeds or Net Condemnation Award, as the case may be, a surety bond for, guarantee of, or irrevocable letter of credit (a "Restoration Letter of Credit") or other irrevocable and unconditional commitment to provide funds (each, a "Restoration Commitment") for the payment of the excess cost of such Restoration, payable to or in favor of the Collateral Agent, which bond, guaranty, Restoration Letter of Credit or Restoration Commitment (A) shall be signed by a surety or sureties or guarantor(s), as the case may be, acceptable to the Collateral Agent and, in the case of a Restoration Letter of Credit or Restoration Commitment, shall be provided by a Lender or other financial institution having capital and surplus in excess of $500 million as shown in its most recent available statement of financial condition and
     (B) shall be in an amount not less than the excess of the amount of the Estimate over the amount of the Net Condemnation Award or Net Insurance Proceeds, as the case may be, then held by the Collateral Agent for application toward the cost of such Restoration.

The Collateral Agent shall have the right to review and approve the Plans and Specifications. Promptly upon any approval of the Plans and Specifications by the Collateral Agent, such Pledgor shall commence and diligently continue to perform the Restoration in accordance with such approved Plans and Specifications. Such Pledgor shall so complete such Restoration with its own funds to the extent that the amount of any Net Condemnation Award or Net Insurance Proceeds is insufficient for such purpose.

     (D) In the event that there shall be any surplus after application of the Net Condemnation Award or the Net Insurance Proceeds to Restoration of the Improvements, such surplus shall be applied as Net Cash Proceeds in accordance with Section 2.13(f) of the Credit Agreement or, at the option of the Collateral Agent, shall be held by the Collateral Agent as additional collateral to secure the performance by such Pledgor of the Secured Obligations.

     (viii) Restoration Advances Following Destruction or Taking of Mortgaged Property. In the event such Pledgor shall be required or permitted to perform a Restoration of the Premises as provided in Section 4.17(vii)(C) hereof, the Collateral Agent shall apply any Net Insurance Proceeds or the Net Condemnation Award held by the Collateral Agent on account of the applicable Destruction or Taking to the payment of the cost of performing such Restoration and shall pay portions of the same, from time to time, to such Pledgor or, at the Collateral Agent `s option, exercised from time to time, directly to the contractors, subcontractors, materialmen, laborers, engineers, architects, and other Persons rendering services or material for such Restoration, subject to the following conditions:

     (A) Each request for payment shall be made on at least ten (10) days' prior notice to the Collateral Agent and shall be accompanied by an Engineer's Certificate stating (w) that all the Restoration work then completed has been done in compliance with the Plans and Specifications, as approved by the Collateral Agent, and in accordance with all provisions of law, (x) the sums requested are required to reimburse such

          Pledgor for payments by such Pledgor to, or are due to, the contractors, subcontractors, materialmen, laborers, engineers, architects, or other persons rendering services or materials for the Restoration, and that, when added to the sums, if any, previously paid out by the Collateral Agent, such sums do not exceed the cost of the Restoration to the date of such Engineer's Certificate, (y) whether or not the Estimate continues to be accurate, and if not, what the entire cost of such Restoration is then estimated to be and (z) that the amount of the Net Insurance Proceeds or Net Condemnation Award, as the case may be, remaining after giving effect to such payment will be sufficient on completion of the Restoration to pay for the same in full (including, in detail, an estimate by trade of the remaining costs of completion);

          (B) Each request for payment shall be accompanied by an opinion of counsel to such Pledgor (which counsel shall be independent and acceptable to the Collateral Agent), opining as to the continuing priority, validity and perfection of the Lien granted to the Collateral Agent hereunder and confirming the attachment thereof to all Restoration work then completed, together with copies of appropriate lien waivers executed and delivered by each contractor, subcontractor, materialmen or other Person performing services or supplying materials in connection with such Restoration; and

          (C) The final request for any payment after the Restoration has been completed shall be accompanied by an Engineer's Certificate listing all permits necessary to comply with all Requirements of Law in connection with or as a result of such Restoration and stating that all of the same have been obtained.

               (ix) Delivery After Foreclosure. In the event that the proceeds of any insurance claim are paid after the Collateral Agent has exercised its right to foreclose after an Event of Default such proceeds shall be paid to the Collateral Agent to satisfy any deficiency remaining after such foreclosure. The Collateral Agent shall retain its interest in the Insurance Policies required to be maintained pursuant to this Agreement during any redemption period.

     SECTION 4.18 Payment of Taxes; Compliance with Laws; Contesting Liens; Claims. Each Pledgor represents and warrants that all Charges imposed upon or assessed against the Pledged Collateral have been paid and discharged except to the extent such Charges constitute a Lien not yet due and payable. Each Pledgor shall pay prior to the date on which any penalties would attach thereto all Charges against the Pledged Collateral. Each Pledgor shall comply with all Requirements of Law applicable to the Pledged Collateral the failure to comply with which would have a Material Adverse Effect. Notwithstanding the foregoing, each Pledgor may at its own expense contest the validity, amount or applicability of any Charges by appropriate legal or administrative proceedings, prosecution of which operates to prevent the collection thereof and the sale or forfeiture of the Pledged Collateral or any part thereof to satisfy the same; provided, however, that (i) any such contest shall be conducted in good faith by appropriate proceedings instituted with reasonable promptness and diligently conducted and (ii) in connection with such contest, such Pledgor shall have (A) made provision for the payment of such contested Charge on such Pledgor's books if and to the extent required by GAAP, or (B) at the option and upon the request of the Collateral Agent, deposited with the Collateral Agent a sum sufficient to pay and discharge such Charge and the Collateral Agent's estimate of all interest and penalties related thereto, properly bonded such amount or obtained a stay of enforcement of any such Lien pending the final determination of such proceeding and (C) in the case of any contested judgment, delivered to Collateral Agent an instrument in which an insurance carrier acceptable to the Collateral Agent shall have agreed in writing that full insurance coverage (subject to a customary deductible) exists in respect of such contested judgment. Notwithstanding the foregoing provisions of this Section 4.18, (i) no contest of any such obligation may be pursued by such Pledgor if such contest would expose the Collateral Agent or any other Secured Party to (A) any possible criminal liability or (B) unless such Pledgor shall have furnished a bond or other security therefor satisfactory to the Collateral Agent, or such Secured Party, as the case may be, any additional civil liability for failure to comply with such obligations and (ii) if at any time payment or performance of any obligation contested by such Pledgor pursuant to this Section 4.18 shall become necessary to prevent the imposition of remedies because of non-payment, such Pledgor shall pay or perform the same, in sufficient time to prevent the imposition of remedies in respect of such default or prospective default.

     SECTION 4.19 Access to Pledged Collateral, Books and Records; Other Information. Upon request to each Pledgor, the Collateral Agent, its agents, accountants and attorneys shall have full and free access to visit and inspect, as applicable, during normal business hours and such other reasonable times as may be requested by the Collateral Agent all of the Pledged Collateral and Mortgaged Property including, without limitation, all of the books, correspondence and records of such Pledgor relating thereto. The Collateral Agent and its representatives may examine the same, take extracts therefrom and make photocopies thereof, and such Pledgor agrees to render to the Collateral Agent, at such Pledgor's cost and expense, such clerical and other assistance as may be requested by the Collateral Agent with regard thereto. Such Pledgor shall, at any and all times, within a reasonable time after written request by the Collateral Agent, furnish or cause to be furnished to the Collateral Agent, in such manner and in such detail as may be reasonably requested by the Collateral Agent, additional information with respect to the Pledged Collateral.

     SECTION 4.20 [Intentionally Omitted].

     SECTION 4.21 Benefit to Subsidiary Guarantors and Subsidiary Pledgors . Each Subsidiary Guarantor and Subsidiary Pledgor will receive substantial benefit as a result of the execution, delivery and performance of the Loan Documents.

                                    ARTICLE V

                     CERTAIN PROVISIONS CONCERNING ACCOUNTS

     SECTION 5.1 Special Representations and Warranties. As of the time when each of its Accounts arises, each Pledgor shall be deemed to have represented and warranted that such Account and all records, papers and documents relating thereto (i) are genuine and correct and in all material respects what they purport to be, (ii) represent the legal, valid and binding obligation of the account debtor, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability, evidencing indebtedness unpaid and owed by such account debtor, arising out of the performance of labor or services or the sale, lease, license, assignment or other disposition and delivery of the merchandise, Goods or other property listed therein or out of an advance or a loan, not subject to the fulfillment of any contract or condition whatsoever or to any defenses, set-offs or counterclaims except with respect to refunds, returns and allowances in the ordinary course of business, or stamp or other taxes, (iii) will, in the case of a Account, except for the original or duplicate original invoice sent to a purchaser evidencing such purchaser's account, be the only original writings evidencing and embodying such obligation of the account debtor named therein and (iv) are in compliance and conform with all applicable Federal, state and local laws and applicable laws of any relevant foreign jurisdiction.

     SECTION 5.2 Maintenance of Records. Each Pledgor shall keep and maintain at its own cost and expense complete records of each Account, in a manner consistent with prudent business practice, including, without limitation, records of all payments received, all credits granted thereon, all merchandise returned and all other documentation relating thereto. Each Pledgor shall, at such Pledgor's sole cost and expense, upon the Collateral Agent's demand made at any time after the occurrence and during the continuance of any Event of Default, deliver all tangible evidence of Accounts, including, without limitation, all documents evidencing Accounts and any books and records relating thereto to the Collateral Agent or to its representatives (copies of which evidence and books and records may be retained by such Pledgor). Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may transfer a full and complete copy of any Pledgor's books, records, credit information, reports, memoranda and all other writings relating to the Accounts to and for the use by any Person that has acquired or is contemplating acquisition of an interest in the Accounts or the Collateral Agent's security interest therein without the consent of any Pledgor.

     SECTION 5.3 Legend. Each Pledgor shall legend, at the request of the Collateral Agent made at any time after the occurrence and during the continuance of any Event of Default and in form and manner satisfactory to the Collateral Agent, the Accounts and the other books, records and documents of such Pledgor evidencing or pertaining to the Accounts with an appropriate reference to the fact that the Accounts have been assigned to the Collateral Agent for the benefit of the Secured Parties and that the Collateral Agent has a security interest therein.

     SECTION 5.4 Modification of Terms, etc. No Pledgor shall rescind or cancel any indebtedness evidenced by any Account or modify any term thereof or make any adjustment with respect thereto except in the ordinary course of business consistent with prudent business practice, or extend or renew any such indebtedness except in the ordinary course of business consistent with prudent business practice or compromise or settle any dispute, claim, suit or legal proceeding relating thereto, except in the ordinary course of business consistent with prudent business practice, or sell any Account or interest therein without the prior written consent of the Collateral Agent unless permitted pursuant to Section 6.01(l) of the Credit Agreement. Each Pledgor shall timely fulfill all obligations on its part to be fulfilled under or in connection with the Accounts.

     SECTION 5.5 Collection. Each Pledgor shall cause to be collected from the account debtor of each of the Accounts, as and when due (including, without limitation, Accounts that are delinquent, such Accounts to be collected in accordance with generally accepted commercial collection procedures), any and all amounts owing under or on account of such Account, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Account, except that any Pledgor may, with respect to an Account, allow in the ordinary course of business (i) a refund or credit due as a result of returned or damaged or defective merchandise and (ii) such extensions of time to pay amounts due in respect of Accounts and such other modifications of payment terms or settlements in respect of Accounts as shall be commercially reasonable in the circumstances, all in accordance with such Pledgor's ordinary course of business consistent with its collection practices as in effect from time to time. The costs and expenses (including, without limitation, attorneys' fees) of collection, in any case, whether incurred by any Pledgor, the Collateral Agent or any Secured Party, shall be paid by the Pledgors.

     SECTION 5.6 [RESERVED].

     SECTION 5.7 Payment into Lockboxes. Upon the occurrence and during the continuance of any Event of Default, if the Collateral Agent so directs, each Pledgor shall cause all payments in respect of the Accounts to be deposited into Lockboxes and otherwise comply with the provisions of Section 8.4 hereof. The costs and expenses (including, without limitation, reasonable attorneys' fees) of collection, whether incurred by the Collateral Agent or any Secured Party, shall be paid by the Pledgors.

                                   ARTICLE VI

               CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL

     SECTION 6.1 Pledge of Additional Securities Collateral. Each Pledgor shall, upon obtaining any Pledged Securities or Intercompany Notes of any Person, accept the same in trust for the benefit of the Collateral Agent and promptly (and in any event within five Business Days) deliver to the Collateral Agent a pledge amendment, duly executed by such Pledgor, in substantially the form of
Exhibit 2 annexed hereto (each, a "Pledge Amendment"), and the certificates and other documents required under Section 3.1 and Section 3.2 in respect of the additional Pledged Securities or Intercompany Notes which are to be pledged pursuant to this Agreement, and confirming the attachment of the Lien hereby created on and in respect of such additional Pledged Securities or Intercompany Notes. Each Pledgor hereby authorizes the Collateral Agent to attach each Pledge Amendment to this Agreement and agrees that all Pledged Securities or Intercompany Notes listed on any Pledge Amendment delivered to the Collateral Agent shall for all purposes hereunder be considered Pledged Collateral.

     SECTION 6.2 Voting Rights; Distributions; etc.

     (i) So long as no Event of Default shall have occurred and be continuing:

          (A) Each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not inconsistent with the terms or purposes hereof or any other Loan Document; provided, however, that no Pledgor shall in any event exercise such rights in any manner which may have a Material Adverse Effect.

          (B) Each Pledgor shall be entitled to receive and retain, and to utilize free and clear of the Lien hereof, any and all Distributions, but only if and to the extent made in accordance with the provisions of the Credit Agreement; provided, however, that any and all such Distributions consisting of rights or interests in the form of securities shall be forthwith delivered to the Collateral Agent to hold as Pledged Collateral and shall, if received by any Pledgor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Pledgor and be forthwith delivered to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

          (C) The Collateral Agent shall be deemed without further action or formality to have granted to each Pledgor all necessary consents relating to voting rights and shall, if necessary, upon written request of any Pledgor and at the sole cost and expense of the Pledgors, from time to time execute and deliver (or cause to be executed and delivered) to such Pledgor all such instruments as such Pledgor may reasonably request in order to permit such Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to Section 6.2(i)(A) hereof and to receive the Distributions which it is authorized to receive and retain pursuant to
     Section 6.2(i)(B) hereof.

          (ii) Upon the occurrence and during the continuance of any Event of
Default:

          (A) All rights of each Pledgor to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to
     Section 6.2(i)(A) hereof without any action or the giving of any notice shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights.

          (B) All rights of each Pledgor to receive Distributions which it would otherwise be authorized to receive and retain pursuant to Section 6.2(i)(B) hereof shall cease and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to receive and hold as Pledged Collateral such Distributions.

          (iii) Each Pledgor shall, at its sole cost and expense, from time to time execute and deliver to the Collateral Agent appropriate instruments as the Collateral Agent may request in order to permit the Collateral Agent to exercise the voting and other rights which it may be entitled to exercise pursuant to
Section 6.2(ii)(A) hereof and to receive all Distributions which it may be entitled to receive under Section 6.2(ii)(B) hereof.

          (iv) All Distributions which are received by any Pledgor contrary to the provisions of Section 6.2(ii)(B) hereof shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Pledgor and shall immediately be paid over to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

     SECTION 6.3 No New Securities. Except to the extent otherwise permitted under Article IX hereof, each Pledgor shall cause each issuer of the Pledged Securities not to issue any stock or other securities or equity interests in addition to or in substitution for the Pledged Securities issued by such issuer, except to such Pledgor.

     SECTION 6.4 Operative Agreements. Each Pledgor has delivered to the Collateral Agent true, correct and complete copies of the Operative Agreements. The Operative Agreements are in full force and effect, have not as of the date hereof been amended or modified except as disclosed to the Collateral Agent, and there is no existing default by any party thereunder or any event which, with the giving of notice of passage of time or both, would constitute a default by any party thereunder. Each Pledgor shall deliver to the Collateral Agent a copy of any notice of default given or received by it under any Operative Agreement within ten days after such Pledgor gives or receives such notice. No Pledgor will terminate or agree to terminate any Operative Agreement or make any amendment or modification to any Operative Agreement which may have an adverse effect on the value of the Pledged Securities and Distributions relating thereto or the Lien and security intended to be granted to the Collateral Agent hereunder.

     SECTION 6.5 Defaults, etc. Such Pledgor is not in default in the payment of any portion of any mandatory capital contribution, if any, required to be made under any agreement to which such Pledgor is a party relating to the Pledged Securities pledged by it, and such Pledgor is not in violation of any other provisions of any such agreement to which such Pledgor is a party, or otherwise in default or violation thereunder. No Securities Collateral pledged by such Pledgor is subject to any defense, offset or counterclaim, nor have any of the foregoing been asserted or alleged against such Pledgor by any Person with respect thereto, and as of the date hereof, there are no certificates, instruments, documents or other writings (other than the Operative Agreements and certificates, if any, delivered to the Collateral Agent) which evidence any Pledged Securities of such Pledgor.

                                   ARTICLE VII

                   CERTAIN PROVISIONS CONCERNING INTELLECTUAL
                               PROPERTY COLLATERAL

     SECTION 7.1 Grant of License. For the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies under Article X hereof at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Pledgor hereby grants to the Collateral Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Pledgor) to use, assign, license or sublicense any of the Intellectual Property Collateral now owned or hereafter acquired by such Pledgor, wherever the same may be located, including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.

     SECTION 7.2 Registrations. Except pursuant to licenses and other user agreements entered into by any Pledgor in the ordinary course of business that are listed in Schedule 1.1(f) annexed hereto, on and as of the date hereof (i) each Pledgor owns and possesses the right to use, and has done nothing to authorize or enable any other Person to use, any Copyright, Patent or Trademark listed in Schedules 1.1(a)(1), 1.1(a)(2), 1.1(g)(1), 1.1(g)(2), 1.1(i)(1) and
1.1(i)(2), and (ii) all registrations listed in Schedules 1.1(a)(1), 1.1(a)(2), 1.1(g)(1), 1.1(g)(2), 1.1(i)(1) and 1.1(i)(2) are valid and in full force and effect.

     SECTION 7.3 No Violations or Proceedings. To each Pledgor's knowledge, on and as of the date hereof, (i) except as set forth in Schedule 7.3 annexed hereto, there is no violation by others of any right of such Pledgor with respect to any Copyright, Patent or Trademark listed in Schedules 1.1(a)(1), 1.1(a)(2), 1.1(g)(1), 1.1(g)(2), 1.1(i)(1) and 1.1(i)(2) annexed hereto, respectively, pledged by it under the name of such Pledgor, (ii) such Pledgor is not infringing upon any Copyright, Patent or Trademark of any other Person and
(iii) no proceedings have been instituted or are pending against such Pledgor or, to such Pledgor's knowledge, threatened, and no claim against such Pledgor has been received by such Pledgor, alleging any such violation, except as may be set forth in Schedule 7.3.

     SECTION 7.4 Protection of Collateral Agent's Security. On a continuing basis, each Pledgor shall, at its sole cost and expense, (i) promptly following its becoming aware thereof, notify the Collateral Agent of (A) any adverse determination in any proceeding in the United States Patent and Trademark Office or the United States Copyright Office with respect to any Intellectual Property Collateral, except to the extent such determination could not reasonably be expected to result in a Material Adverse Effect or (B) the institution of any proceeding or any adverse determination in any Federal, state or local court or administrative body regarding such Pledgor's claim of ownership in or right to use any of the Intellectual Property Collateral, its right to register the Intellectual Property Collateral or its right to keep and maintain such registration in full force and effect, except to the extent that such proceeding or determination could not reasonably be expected to result in a Material Adverse Effect; (ii) maintain and protect the Intellectual Property Collateral necessary for the operation of such Pledgor's business as presently conducted and as contemplated by the Credit Agreement, (iii) not permit to lapse or become abandoned any material Intellectual Property Collateral necessary for the operation of such Pledgor's business as presently conducted and as contemplated by the Credit Agreement, and not settle or compromise any pending or future litigation or administrative proceeding with respect to the material Intellectual Property Collateral necessary for the operation of such Pledgor's business, in each case, without the consent of the Collateral Agent, (iv) upon such Pledgor obtaining knowledge thereof, promptly notify the Collateral Agent in writing of any event which could reasonably be expected to have a Material Adverse Effect with respect to the Intellectual Property Collateral or any portion thereof necessary for the operation of such Pledgor's business, the ability of such Pledgor or the Collateral Agent to dispose of the Intellectual Property Collateral or any portion thereof or the rights and remedies of the Collateral Agent in relation thereto including, without limitation, a levy or threat of levy or any legal process against the Intellectual Property Collateral or any portion thereof, (v) not license the Intellectual Property Collateral other than licenses entered into by such Pledgor in, or incidental to, the ordinary course of business, or amend or permit the amendment of any of the licenses in a manner that adversely affects the right to receive payments thereunder, or in any manner that would impair the value of the Intellectual Property Collateral or the Lien on and security interest in the Intellectual Property Collateral intended to be granted to the Collateral Agent for the benefit of the Secured Parties, without the consent of the Collateral Agent, (vi) until the Collateral Agent exercises its rights to make collection, diligently keep adequate records respecting the Intellectual Property Collateral and (vii) furnish to the Collateral Agent from time to time detailed statements and amended schedules further identifying and describing the Intellectual Property Collateral and such other materials evidencing or reports pertaining to the Intellectual Property Collateral as the Collateral Agent may from time to time reasonably request.

     SECTION 7.5 After-Acquired Property. If any Pledgor shall, at any time before the Secured Obligations have been paid in full or the Commitments of the Lenders to make any Loan or to issue any Letter of Credit have expired or been sooner terminated (i) obtain any rights to any additional Intellectual Property Collateral or (ii) become entitled to the benefit of any additional Intellectual Property Collateral or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property Collateral, or any improvement on any Intellectual Property Collateral, the provisions hereof shall automatically apply thereto and any such item enumerated in clause (i) or (ii) of this Section
7.5 with respect to such Pledgor shall automatically constitute Intellectual Property Collateral if such would have constituted Intellectual Property Collateral at the time of execution hereof and be subject to the Lien and security interest created by this Agreement without further action by any party. Each Pledgor shall promptly (i) provide to the Collateral Agent written notice of any of the foregoing and (ii) confirm the attachment of the Lien and security interest created by this Agreement to any rights described in clauses (i) and
(ii) of the immediately preceding sentence of this Section 7.5 by execution of an instrument in form acceptable to the Collateral Agent.

     SECTION 7.6 Modifications. Each Pledgor authorizes the Collateral Agent to modify this Agreement by amending Schedules 1.1(a)(1) and 1.1(a)(2), 1.1(f), 1.1(g)(1) and 1.1(g)(2) and 1.1(i)(1) and 1.1(i)(2) annexed hereto to include any Intellectual Property Collateral acquired or arising after the date hereof of such Pledgor including, without limitation, any of the items listed in
Section 7.5 hereof.

     SECTION 7.7 Applications. Each Pledgor shall file and prosecute diligently all applications for the Patents, Trademarks or Copyrights now or hereafter pending that would be necessary to the operation of such Pledgor's business as presently conducted and as contemplated by the Credit Agreement to which any such applications pertain, and shall do all acts necessary to preserve and maintain all rights in the Intellectual Property Collateral necessary to the operation of such Pledgor's business as presently conducted and as contemplated by the Credit Agreement. Any and all costs and expenses incurred in connection with any such actions shall be borne by the Pledgors. No Pledgor shall abandon any right to file a Patent, Trademark or Copyright application, or any pending Patent, Trademark or Copyright application or any Patent, Trademark or Copyright necessary for the operation of such Pledgor's business as presently conducted and as contemplated by the Credit Agreement without the consent of the Collateral Agent.

     SECTION 7.8 Litigation.
                 ----------

     (i) Unless there shall occur and be continuing any Event of Default, each Pledgor shall have the right to commence and prosecute in its own name, as the party in interest, for its own benefit and at the sole cost and expense of the Pledgors, such applications for protection of the Intellectual Property Collateral and suits, proceedings or other actions to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value or other damage as are necessary to protect the Intellectual Property Collateral. Each Pledgor shall promptly notify the Collateral Agent in writing as to the commencement and prosecution of any such actions, or written threat thereof relating to the Intellectual Property Collateral which, if adversely determined, would be reasonably likely to have a Material Adverse Effect and shall provide to the Collateral Agent such information with respect thereto as may be requested by the Collateral Agent. In accordance with Section 12.4 hereof each Pledgor shall indemnify and hold harmless each Indemnitee from and against all Indemnified Liabilities which may be imposed on, incurred by or asserted against such Indemnitee in connection with or in any way arising out of the suits, proceedings or other actions contemplated in this Section 7.8(i).

     (ii) Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent shall have the right but shall in no way be obligated to file applications for protection of the Intellectual Property Collateral and/or bring suit in the name of any Pledgor, the Collateral Agent or the Secured Parties to enforce the Intellectual Property Collateral and any license thereunder. In the event of such suit, each Pledgor shall, at the request of the Collateral Agent, do any and all lawful acts and execute any and all documents requested by the Collateral Agent in aid of such enforcement and the Pledgors shall promptly reimburse and indemnify the Collateral Agent, as the case may be, for all costs and expenses incurred by the Collateral Agent in the exercise of its rights under this Section 7.8 in accordance with Section 12.3 hereof. In the event that the Collateral Agent shall elect not to bring suit to enforce the Intellectual Property Collateral, each Pledgor agrees, at the request of the Collateral Agent, to take all actions necessary, whether by suit, proceeding or other action, to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value of or other damage to any of the Intellectual Property Collateral by others and for that purpose agrees to diligently maintain any suit, proceeding or other action against any Person so infringing necessary to prevent such infringement.

                                  ARTICLE VIII

                    CERTAIN PROVISIONS CONCERNING DESIGNATED
             ACCOUNTS, COLLATERAL ACCOUNT AND COLLECTION OF ACCOUNTS


     SECTION 8.1 Designated Accounts.
                 -------------------

     (i) Each Pledgor hereby represents and warrants that (A) it does not maintain any Commodity Accounts with any Commodity Intermediary and (B) it shall not in the future maintain any Commodity Accounts except with a Qualified Intermediary in accordance with the provisions of this Article VIII. Each Pledgor hereby represents and warrants that it does not maintain any Deposit Accounts or Securities Accounts other than the Deposit Accounts and Securities Accounts listed in Schedule 8.1 hereto. Each Pledgor hereby agrees that it shall within 30 days after the date hereof enter into a Control Agreement with respect to each Deposit Account and Securities Account listed in Schedule 8.1 or close any Deposit Account or Securities Account with respect to which it has not entered into a Control Agreement. No Pledgor shall hereafter establish and maintain any Securities Account or Commodity Account with any Securities Intermediary or Commodity Intermediary or any Deposit Account with any Bank unless (1) the applicable Pledgor shall have given the Collateral Agent thirty (30) days' prior written notice of its intention to establish such new Securities Accounts or Commodity Accounts with such Securities Intermediary or Commodity Intermediary or Deposit Account with such Bank, (2) such Securities Intermediary, Commodity Intermediary or Bank shall be reasonably acceptable to the Collateral Agent and (3) such Securities Intermediary, Commodity Intermediary or Bank shall have entered into a Control Agreement. Each Pledgor shall accept any cash and Investment Property in trust for the benefit of the Collateral Agent and within one (1) Business Day of actual receipt thereof deposit any cash or Investment Property and any new securities, instruments, documents or other property by reason of ownership of the Investment Collateral (other than payments of a kind described in Section 8.1(iv)(B) hereof) received by it into a Designated Account.

     (ii) Each Pledgor hereby acknowledges and agrees that notwithstanding any provisions hereof or any other circumstance to the contrary, the Collateral Agent shall at all times (A) have "control" (as defined in Section 8-106 of the UCC) of all Investment Property, as confirmed in one or more Control Agreements, and (B) be authorized to direct the applicable Securities Intermediary or Commodity Intermediary with respect to such Investment Property to comply without further consent of any Pledgor or any investment manager or any other person acting or purporting to act for any Pledgor being required, with all Entitlement Orders originated by the Collateral Agent with respect to the Investment Collateral. The Collateral Agent hereby agrees that it shall not issue any Entitlement Orders to any Securities Intermediary or Commodity Intermediary in respect of the Investment Property except in connection with the Collateral Agent's exercise of remedies upon the occurrence of an Event of Default.

     (iii) Each Pledgor hereby acknowledges and agrees that notwithstanding any provisions hereof or any other circumstance to the contrary, the Collateral Agent shall at all times (A) have "control" (as defined in Section 9-104 of the UCC) of any Deposit Account, as confirmed in one or more Control Agreements, and
(B) be authorized to direct the institution maintaining the Deposit Account to comply without further consent of any Pledgor or any person acting or purporting to act for any Pledgor being required, with all instructions originated by the Collateral Agent directing disposition of the funds in the Deposit Account. The Collateral Agent hereby agrees that it shall not issue any such instructions to any institution maintaining the Deposit Account except in connection with the Collateral Agent's exercise of remedies upon the occurrence of an Event of Default.

     (iv) So long as no Event of Default has occurred and is continuing, each Pledgor may, to the extent not inconsistent with the other provisions hereof or the provisions of the Credit Agreement:

          (A) trade, sell, exchange, lend, apply or transfer from funds or Investment Property a Designated Account; and

          (B) receive and retain, free of all right, title and interest of Collateral Agent, all interest and dividend payments made in respect of the Investment Property and exercise any voting rights with respect thereto.

     (v) As between the Collateral Agent and the Pledgors, the Pledgors shall bear the investment risk with respect to the Investment Property, and the risk of loss of, damage to, or the destruction of any cash or the Investment Property, whether in the possession of, or maintained as a security entitlement or deposit by, or subject to the control of, the Collateral Agent, a Securities Intermediary, a Commodity Intermediary or a Lender, the Pledgor or any other Person; provided, however, that nothing contained in this Section 8.1(v) shall release or relieve any Securities Intermediary, Commodity Intermediary or Lender of its duties and obligations to the Pledgors or any other Person under the applicable Control Agreement or under applicable law. Each Pledgor shall promptly pay all Charges and fees of whatever kind or nature with respect to the cash or Investment Property pledged by it or under this Agreement. In the event any Pledgor shall fail to make such payment contemplated in the immediately preceding sentence, the Collateral Agent may do so for the account of such Pledgor and the Pledgors shall promptly reimburse and indemnify the Collateral Agent from all costs and expenses incurred by the Collateral Agent under this
Section 8.1(v) in accordance with Section 12.3 hereof.

     SECTION 8.2 Collateral Account.

     (i) Deposits into Collateral Account. Each Pledgor shall deposit into the Collateral Account from time to time (A) the cash proceeds of any of the Pledged Collateral or any Mortgaged Property (including pursuant to any disposition thereof), (B) the cash proceeds of any Taking or Destruction or loss of title with respect to any Pledged Collateral or Mortgaged Property, (C) any cash in respect of any Pledged Collateral to which the Collateral Agent is entitled pursuant to Section 6.2 hereof, (D) any cash such Pledgor is required to pledge as additional collateral security hereunder pursuant to the Loan Documents and
(E) any other amounts that such Pledgor desires to pledge to the Collateral Agent for the benefit of the Secured Parties as additional collateral security hereunder. Each Pledgor shall execute a Control Agreement with respect to the Collateral Account upon the Collateral Agent's request.

     (ii) Application of Amounts in Collateral Account. The balance from time to time in the Collateral Account shall constitute part of the Pledged Collateral hereunder and shall not constitute payment of the Secured Obligations until applied as hereinafter provided. So long as no Event of Default has occurred and is continuing or will result therefrom, the Collateral Agent shall within the time periods contemplated in Section 4.17(vii) hereof or in Article X of the applicable Mortgage, as appropriate, after receiving a request of such Pledgor for release of cash proceeds from the Collateral Account remit the cash proceeds on deposit in the Collateral Account to or upon the order of such Pledgor, in periodic installments, if applicable, so long as such Pledgor has (A) with respect to any Pledged Collateral, satisfied the applicable condi-tions relating thereto set forth in Section 4.17(vii) hereof and (B) with respect to any Mortgaged Property, satisfied the applicable conditions relating thereto set forth in Article X of such Mortgage. In the case of Net Cash Proceeds with respect to any Asset Sale, such Net Cash Proceeds shall be applied in the manner contemplated in Section 2.13(b) of the Credit Agreement. At any time following the occurrence and during the continuance of an Event of Default, the Collateral Agent may (and, if instructed by the Lenders as specified in the Credit Agreement, shall) in its (or their) discretion apply or cause to be applied (subject to collection) the balance from time to time outstanding to the credit of the Collateral Account to the payment of the Secured Obligations in the manner specified in Article XI hereof (subject, however, in the case of amounts deposited in the L/C Sub-Account, to the provisions of Section 8.3 hereof). The balance from time to time in the Collateral Account shall be subject to withdrawal only as provided herein.

     (iii) Investment of Balance in Collateral Account. Amounts on deposit in the Collateral Account shall be invested from time to time in such Cash Equivalents as the respective Pledgor (or, after the occurrence and during the continuance of an Event of Default, the Collateral Agent) shall determine, which Cash Equivalents shall be held in the name and be under the control of the Collateral Agent (or any sub-agent); provided, however, that at any time after the occurrence and during the continuance of an Event of Default, the Collateral Agent may (and, if instructed by the Lenders as specified in the Credit Agreement, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such Cash Equivalents and to apply or cause to be applied the proceeds thereof to the payment of the Secured Obligations in the manner specified in Article XI hereof.

     SECTION 8.3 Cover for Letter of Credit Liabilities. Amounts deposited into the Collateral Account as cover for liabilities in respect of Letters of Credit under the Credit Agreement pursuant to Section 2.23 thereof shall be held by the Collateral Agent in a separate sub-account designated as the "L/C Sub-Account" (the "L/C Sub-Account") and, notwithstanding any other provision hereof to the contrary, all amounts held in the L/C Sub-Account shall constitute collateral security first for the liabilities in respect of Letters of Credit outstanding from time to time and second as collateral security for the other Secured Obligations hereunder until such time as all Letters of Credit shall have been terminated and all of the liabilities in respect of Letters of Credit have been paid in full.

     SECTION 8.4 Collection of Accounts.

     (i) Lockboxes. Upon the occurrence and during the continuance of an Event of Default, if the Collateral Agent so directs, each Pledgor shall at all times maintain one or more lockboxes (the "Lockboxes") with a Lockbox Bank (which shall be a Lender) and shall irrevocably instruct all account debtors on all of the Accounts of such Pledgor, all agents for the collection of Accounts and all issuers or obligors under letters of credit or other documents supporting Accounts to remit all Collections to such Lockboxes. Each Pledgor, the Collateral Agent and each of the financial institutions (which shall be a Lender) selected by such Pledgor and acceptable to the Collateral Agent (each, a "Lockbox Bank" and, collectively, the "Lockbox Banks") shall enter into Lockbox Agreements, which among other things shall provide for the opening of an account for the deposit of Collections (each, a "Collection Account" and, collectively, the "Collection Accounts") at a Lockbox Bank. Each Pledgor shall maintain separate and distinct Lockboxes and Collection Accounts and the Lockboxes and Collec-tion Accounts of each Pledgor will be clearly identified as the Lockbox and Collection Accounts of such Pledgor and no other Person, including no other Pledgor. Such amounts shall be so deposited on a daily basis. All Collections and other amounts received by or on behalf of each such Pledgor from any account debtor, agent or credit support party shall be held in trust for the benefit of the Collateral Agent and shall be deposited into the Collection Account of such Pledgor within one Business Day after such Pledgor's receipt thereof. Such arrangements shall not be modified or terminated without the prior written consent of the Collateral Agent.

     (ii) Lockbox Concentration Account. Upon the terms and subject to the conditions set forth in the Lockbox Agreements, all good funds held in each Collection Account shall be wired each Business Day into a separate account for each such Pledgor (each, a "Lockbox Concentration Account") maintained by the Collateral Agent. Each Pledgor shall accurately report all amounts deposited in the Collection Accounts to ensure the proper transfer of funds as set forth above. Each Pledgor acknowledges and agrees that, (A) pursuant to the Lockbox Agreements executed and delivered by such Pledgor it has irrevocably directed the Lockbox Banks to transfer no later than 2:00 P.M. (New York time) each Business Day all available funds, investments, money, cash, Instruments, securities, rights, Proceeds and other property and amounts contained in their respective Collection Accounts into the Lockbox Concentration Account established for such Pledgor hereunder and (B) the Collateral Agent shall have exclusive dominion and control of the Lockbox Concentration Accounts. If any Pledgor receives directly any remittance or payments notwithstanding the arrangements for payments directly into Collection Accounts (as provided for in the Lockbox Agreements), such Pledgor shall hold such remittance and payments in trust for the Collateral Agent, and shall deposit such amounts into its respective Lockbox Concentration Account within one Business Day after such Pledgor's receipt thereof.

     (iii) Treatment of Lockbox Concentration Account. All deposits maintained in the Lockbox Concentration Accounts, and any additional moneys and other property subsequently maintained with any Lockbox Bank, shall be transferred to the Collateral Account. All such deposits in the Collateral Account shall be held by the Collateral Agent as Pledged Collateral for the Secured Obligations or applied to the payment of the Secured Obligations in accordance with Article XI hereof. The costs and expenses (including attorney's fees) of collection, whether incurred by any Pledgor or the Collateral Agent (or any sub-agent), shall be borne by the Pledgors.

     SECTION 8.5 Restriction on Credit Balances in Deposit Accounts. The Pledgors shall not at any time deposit or cause to be deposited into any account, except as otherwise specifically permitted pursuant to the provisions of this Article VIII, any funds, investments, money, cash, instruments, securities, rights, proceeds and other property and amounts received by or on behalf of the Pledgors from any source; provided, however, that so long as no Event of Default shall have occurred and be continuing, the Pledgors may deposit or cause to be deposited into such account such funds, investments, money, cash, instruments, securities, rights, proceeds and other property and amounts received by or on behalf of the Pledgors so long as the aggregate sum thereof shall in no event exceed at any time $500,000; provided, further, that all amounts in excess of $500,000 shall be deposited directly into a deposit account established and maintained by a Pledgor with a Lender pursuant to a control agreement in favor of the Collateral Agent in form and substance reasonably acceptable to the Collateral Agent. Upon the occurrence and during the continuance of an Event of Default all deposits maintained in the accounts contemplated in this Section 8.5 and all additional moneys and other property subsequently maintained by any Pledgor with any Lender or any other financial institution shall be transferred to the Collateral Account. All such deposits in the Collateral Account shall be held by the Collateral Agent as Pledged Collateral for the Secured Obligations or applied to the payment of the Secured Obligations in accordance with Article XI hereof. The costs and expenses (including reasonable attorney's fees) of collection, whether incurred by any Pledgor or the Collateral Agent (or any sub-agent), shall be borne by the Pledgors.

                                   ARTICLE IX

                            TRANSFERS AND OTHER LIENS

     No Pledgor shall (i) sell, convey, assign or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral pledged by it hereunder except as permitted by the Credit Agreement, (ii) create or permit to exist any Lien upon or with respect to any of the Pledged Collateral pledged by it hereunder other than Permitted Collateral Liens or (iii) permit any issuer of the Pledged Securities to merge, consolidate or change its legal form, unless
(A) all of the outstanding equity interests of the surviving or resulting entity (other than directors', Managing Partners' or Managing Members' qualifying equity interest or interest required by applicable law to be held by a Person other than the Borrower or a Subsidiary) are, upon such merger or consolidation, pledged hereunder and no cash, securities or other property is distributed in respect of the outstanding equity interests of any other entity that was merged into or consolidated with such issuer and (B) such Pledgor shall have complied with the applicable provisions of the Credit Agreement.

                                    ARTICLE X

                         EVENTS OF DEFAULT AND REMEDIES

     SECTION 10.1 Remedies. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may from time to time exercise in respect of the Pledged Collateral, in addition to the other rights and remedies provided for herein or otherwise available to it:

          (i) Personally, or by agents or attorneys, immediately take possession of the Pledged Collateral or any part thereof, from any Pledgor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon any Pledgor's premises where any of the Pledged Collateral is located, remove such Pledged Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Pledged Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of any Pledgor;

          (ii) Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Pledged Collateral including, without limitation, instruct-ing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Pledged Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, however, that in the event that any such payments are made directly to any Pledgor, prior to receipt by any such obligor of such instruction, such Pledgor shall segregate all amounts received pursuant thereto in trust for the benefit of the Collateral Agent and shall promptly (but in no event later than one Business Day after receipt thereof) deposit such amounts into the Collateral Account;

          (iii) Sell, assign, grant a license to use or otherwise liquidate, or direct any Pledgor to sell, assign, grant a license to use or otherwise liquidate, any and all investments made in whole or in part with the Pledged Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation;

          (iv) Take possession of the Pledged Collateral or any part thereof, by directing any Pledgor in writing to deliver the same to the Collateral Agent at any place or places so designated by the Collateral Agent, in which event such Pledgor shall at its own expense: (A) forthwith cause the same to be moved to the place or places designated by the Collateral Agent and there delivered to the Collateral Agent, (B) store and keep any Pledged Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent and (C) while the Pledged Collateral shall be so stored and kept, provide such security and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition. Each Pledgor's obligation to deliver the Pledged Collateral as contemplated in this Section 10.1(iv) is of the essence hereof. Upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by any Pledgor of such obligation;

          (v) Withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of any Pledgor (including, without limitation, the accounts contemplated in Article VIII hereof) for application to the Secured Obligations as provided in Article XI hereof;

          (vi) Retain and apply the Distributions to the Secured Obligations as provided in Article XI hereof;

          (vii) Exercise any and all rights as beneficial and legal owner of the Pledged Collateral, including, without limitation, perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Pledged Collateral; and

          (viii) all the rights and remedies of a secured party on default under the UCC, and the Collateral Agent may also in its sole discretion, without notice except as specified in Section 10.2 hereof, sell, assign or grant a license to use the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker's board or at any of the Collateral Agent's offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable. The Collateral Agent or any other Secured Party or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of any or all of the Pledged Collateral at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold, assigned or licensed at such sale, to use and apply any of the Secured Obligations owed to such Person as a credit on account of the purchase price of any Pledged Collateral payable by such Person at such sale. Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Pledgor hereby waives, to the fullest extent permitted by law, any claims against the Collateral Agent arising by reason of the fact that the price at which any Pledged Collateral may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Pledged Collateral to more than one offeree.

     SECTION 10.2 Notice of Sale. Each Pledgor acknowledges and agrees that, to the extent notice of sale shall be required by law, ten days' notice to such Pledgor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to any Pledgor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.

     SECTION 10.3 Waiver of Notice and Claims. Each Pledgor hereby waives, to the fullest extent permitted by applicable law, notice or judicial hearing in connection with the Collateral Agent's taking possession or the Collateral Agent's disposition of any of the Pledged Collateral, including, without limitation, any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which such Pledgor would otherwise have under law, and each Pledgor hereby further waives, to the fullest extent permitted by applicable law: (i) all damages occasioned by such taking of possession, (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent's rights hereunder and (iii) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable law. The Collateral Agent shall not be liable for any incorrect or improper payment made pursuant to this Article X in the absence of gross negligence, bad faith or willful misconduct. Any sale of, or the grant of options to purchase, or any other realization upon, any Pledged Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the applicable Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against such Pledgor and against any and all Persons claiming or attempting to claim the Pledged Collateral so sold, optioned or realized upon, or any part thereof, from, through or under such Pledgor.

     SECTION 10.4 Certain Sales of Pledged Collateral.

     (i) Each Pledgor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any Governmental Authority, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Pledged Collateral, to limit purchasers to those who meet the requirements of such Governmental Authority. Each Pledgor acknowledges that any such sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner and that, except as may be required by applicable law, the Collateral Agent shall have no obligation to engage in public sales.

     (ii) Each Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Securities Collateral, to limit purchasers to Persons who will agree, among other things, to acquire such Securities Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions (including, without limitation, a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Securities Collateral for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would agree to do so.

     (iii) Notwithstanding the foregoing, each Pledgor shall, upon the occurrence and during the continuance of any Event of Default, at the request of the Collateral Agent, for the benefit of the Collateral Agent, cause any registration, qualification under or compliance with any Federal or state securities law or laws to be effected with respect to all or any part of the Securities Collateral as soon as practicable and at the sole cost and expense of the Pledgors. Each Pledgor will use its best efforts to cause such registration to be effected (and be kept effective) and will use its best efforts to cause such qualification and compliance to be effected (and be kept effective) as may be so requested and as would permit or facilitate the sale and distribution of such Securities Collateral including, without limitation, registration under the Securities Act (or any similar statute then in effect), appropriate qualifications under applicable blue sky or other state securities laws and appropriate compliance with all other requirements of any Governmental Authority. Each Pledgor shall cause the Collateral Agent to be kept advised in writing as to the progress of each such registration, qualification or compliance and as to the completion thereof, shall furnish to the Collateral Agent such number of prospectuses, offering circulars or other documents incident thereto as the Collateral Agent from time to time may request, and shall indemnify and shall cause the issuer of the Securities Collateral to indemnify the Collateral Agent and all others participating in the distribution of such Securities Collateral against all claims, losses, damages and liabilities caused by any untrue statement (or alleged untrue statement) of a material fact contained therein (or in any related registration statement, notifica-tion or the like) or by any omission (or alleged omission) to state therein (or in any related registration statement, notification or the like) a material fact required to be stated therein or necessary to make the statements therein not misleading.

     (iv) If the Collateral Agent determines to exercise its right to sell any or all of the Securities Collateral, upon written request, the applicable Pledgor shall from time to time furnish to the Collateral Agent all such information as the Collateral Agent may request in order to determine the number of securities included in the Securities Collateral which may be sold by the Collateral Agent as exempt transactions under the Securities Act and the rules of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

     SECTION 10.5 No Waiver; Cumulative Remedies.

     (i) No failure on the part of the Collateral Agent to exercise, no course of dealing with respect to, and no delay on the part of the Collateral Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy; nor shall the Collateral Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties. The remedies herein provided are cumulative and are not exclusive of any remedies provided by law.

     (ii) In the event that the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case, the Pledgors, the Collateral Agent and each other Secured Party shall be restored to their respective former positions and rights hereunder with respect to the Pledged Collateral, and all rights, remedies and powers of the Collateral Agent and the other Secured Parties shall continue as if no such proceeding had been instituted.

     SECTION 10.6 Certain Additional Actions Regarding Intellectual Property. If any Event of Default shall have occurred and is continuing, upon the written demand of Collateral Agent, each Pledgor shall execute and deliver to Collateral Agent an assignment or assignments of the registered Patents, Trademarks and/or Copyrights and such other documents as are necessary or appropriate to carry out the intent and purposes hereof. Within five Business Days of written notice thereafter from Collateral Agent, each Pledgor shall make available to Collateral Agent, to the extent within such Pledgor's power and authority, such personnel in such Pledgor's employ on the date of the Event of Default as Collateral Agent may reasonably designate to permit such Pledgor to continue, directly or indirectly, to produce, advertise and sell the products and services sold by such Pledgor under the registered Patents, Trademarks and/or Copyrights, and such persons shall be available to perform their prior functions on Collateral Agent's behalf.

                                   ARTICLE XI

                             APPLICATION OF PROCEEDS

     The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Pledged Collateral pursuant to the exercise by the Collateral Agent of its remedies as a secured creditor as provided in Article X hereof shall be applied, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as follows:

          FIRST, to the payment of all costs and expenses, fees, commissions and taxes of such sale, collection or other realization including, without limitation, compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith, together with interest on each such amount at the highest rate then in effect under the Credit Agreement from and after the date such amount is due, owing or unpaid until paid in full;

          SECOND, to the payment of all other costs and expenses of such sale, collection or other realization including, without limitation, compensation to the Lenders and their agents and counsel and all costs, liabilities and advances made or incurred by the Lenders in connection therewith, together with interest on each such amount at the highest rate then in effect under the Credit Agreement from and after the date such amount is due, owing or unpaid until paid in full;

          THIRD, without duplication of amounts applied pursuant to clauses FIRST and SECOND above, to the indefeasible payment in full in cash, pro rata, of (i) interest, principal and other amounts constituting Secured Obligations (other than the obligations arising under the Interest Rate Protection Agreements) in accordance with the terms of the Credit Agreement and (ii) the obligations arising under the Interest Rate Protection Agreements in accordance with the terms of the Interest Rate Protection Agreements; and

          FOURTH, the balance, if any, to the Person lawfully entitled thereto (including the Pledgors or their respective successors or assigns).

     In the event that any such proceeds are insufficient to pay in full the items described in clauses FIRST through THIRD of this Article XI, the Pledgors shall remain liable for any deficiency.

                                   ARTICLE XII

                                  MISCELLANEOUS

     SECTION 12.1 Concerning Collateral Agent.

     (i) The Collateral Agent has been appointed as Collateral Agent pursuant to the Credit Agreement. The actions of the Collateral Agent hereunder are subject to the provisions of the Credit Agreement. The Collateral Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including, without limitation, the release or substitution of the Pledged Collateral), in accordance with this Agreement and the Credit Agreement. The Collateral Agent may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Collateral Agent may resign and a successor Collateral Agent may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as the Collateral Agent by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement, and the retiring Collateral Agent shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring Collateral Agent's resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Collateral Agent.

     (ii) The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equivalent to that which the Collateral Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Collateral Agent nor any of the Secured Parties shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Securities Collateral, whether or not the Collateral Agent or any other Secured Party has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any Person with respect to any Pledged Collateral.

     (iii) The Collateral Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Agreement and its duties hereunder, upon advice of counsel selected by it.

     (iv) With respect to any of its rights and obligations as a Lender, Collateral Agent shall have and may exercise the same rights and powers hereunder. The term "Lenders," "Lender" or any similar terms shall, unless the context clearly otherwise indicates, include Collateral Agent in its individual capacity as a Lender. Collateral Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with such Pledgor or any Affiliate of such Pledgor to the same extent as if Collateral Agent were not acting as collateral agent.

     (v) If any item of Pledged Collateral also constitutes collateral granted to Collateral Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, Collateral Agent, in its sole discretion, shall select which provision or provisions shall control.

     SECTION 12.2 Collateral Agent May Perform; Collateral Agent Appointed Attorney-in-Fact. If any Pledgor shall fail to perform any covenants contained in this Agreement, (including, without limitation, such Pledgor's covenants to (i) pay the premiums in respect of all required insurance policies hereunder,
(ii) pay Charges, (iii) make repairs, (iv) discharge Liens or (v) pay or perform any obligations of such Pledgor under any Pledged Collateral) or if any warranty on the part of any Pledgor contained herein shall be breached, the Collateral Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that Collateral Agent shall in no event be bound to inquire into the validity of any tax, lien, imposition or other obligation which such Pledgor fails to pay or perform as and when required hereby and which such Pledgor does not contest in accordance with the provision of Section 4.18 hereof. Any and all amounts so expended by the Collateral Agent shall be paid by the Pledgors in accordance with the provisions of Section 12.3 hereof. Neither the provisions of this Section 12.2 nor any action taken by Collateral Agent pursuant to the provisions of this Section 12.2 shall prevent any such failure to observe any covenant contained in this Agreement nor any breach of warranty form constituting an Event of Default. Each Pledgor hereby appoints the Collateral Agent its attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor, or otherwise, from time to time in the Collateral Agent's discretion to take any action and to execute any instrument consistent with the terms hereof and the other Loan Documents which the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof. The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. Each Pledgor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

     SECTION 12.3 Expenses. Each Pledgor will upon demand pay to the Collateral Agent the amount of any and all costs and expenses, including the reasonable fees and expenses of its counsel and the reasonable fees and expenses of any experts and agents which the Collateral Agent may reasonably incur in connection with (i) any action, suit or other proceeding affecting the Pledged Collateral or any part thereof commenced, in which action, suit or proceeding the Collateral Agent is made a party or participates or in which the right to use the Pledged Collateral or any part thereof is threatened, or in which it becomes necessary in the reasonable judgment of the Collateral Agent to defend or uphold the Lien hereof (including, without limitation, any action, suit or proceeding to establish or uphold the compliance of the Pledged Collateral with any requirements of any Governmental Authority or law), (ii) the collection of the Secured Obligations, (iii) the enforcement and administration hereof, (iv) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Pledged Collateral, (v) the exercise or enforcement of any of the rights of the Collateral Agent or any Secured Party hereunder or
(vi) the failure by any Pledgor to perform or observe any of the provisions hereof. All amounts expended by the Collateral Agent and payable by any Pledgor under this Section 12.3 shall be due upon demand there for (together with interest thereon accruing at the Default Rate during the period from and including the date on which such funds were so expended to the date of repayment) and shall be part of the Secured Obligations. Each Pledgor's obligations under this Section 12.3 shall survive the termination hereof and the discharge of such Pledgor's other obligations under this Agreement, the Credit Agreement, any Interest Rate Protection Agreement and the other Loan Documents.

     SECTION 12.4 Indemnity.

     (i) Indemnity. Each Pledgor agrees to indemnify, pay and hold harmless the Collateral Agent and each of the other Secured Parties and the officers, directors, employees, agents and Affiliates of the Collateral Agent and each of the other Secured Parties (collectively, the "Indemnitees") from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs (including, without limitation, settlement costs), expenses or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) which may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out hereof, any Interest Rate Protection Agreement or any other Loan Document (including, without limitation, any misrepresentation by any Pledgor in this Agreement, any Interest Rate Protection Agreement or any other Loan Document) (the "Indemnified Liabilities"); provided, however, that no Pledgor shall have any obligation to an Indemnitee hereunder with respect to Indemnified Liabilities if it has been determined by a final decision (after all appeals and the expiration of time to appeal) of a court of competent jurisdiction that such Indemnified Liabilities arose from the gross negligence, bad faith or willful misconduct of that Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, each Pledgor shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

     (ii) Survival. The obligations of the Pledgors contained in this Section
12.4 shall survive the termination hereof and the discharge of the Pledgors' other obligations under this Agreement, any Interest Rate Protection Agreement and under the other Loan Documents.

     (iii) Reimbursement. Any amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement shall constitute Secured Obligations secured by the Pledged Collateral.

     SECTION 12.5 Continuing Security Interest; Assignment. This Agreement shall create a continuing security interest in the Pledged Collateral and shall (i) be binding upon the Pledgors, their respective successors and assigns and (ii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and the other Secured Parties and each of their respective successors, transferees and assigns. No other Persons (including, without limitation, any other creditor of any Pledgor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), any Lender may assign or otherwise transfer any indebtedness held by it secured by this Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender, herein or otherwise, subject however, to the provisions of the Credit Agreement and any applicable Interest Rate Protection Agreement.

     SECTION 12.6 Termination; Release. When all the Secured Obligations have been paid in full and the Commitments of the Lenders to make any Loan or to issue any Letter of Credit under the Credit Agreement shall have expired or been sooner terminated, this Agreement shall terminate. Upon termination hereof or any release of Pledged Collateral in accordance with the provisions of the Credit Agreement, the Collateral Agent shall, upon the request and at the sole cost and expense of the Pledgors, forthwith assign, transfer and deliver to Pledgor, against receipt and without recourse to or warranty by the Collateral Agent, such of the Pledged Collateral to be released (in the case of a release) as may be in possession of the Collateral Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Pledged Collateral, proper documents and instruments (including UCC-3 termination statements or releases) acknowledging the termination hereof or the release of such Pledged Collateral, as the case may be.

     SECTION 12.7 Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Pledgor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by the Collateral Agent. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by any Pledgor from the terms of any provision hereof shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement or any other Loan Document, no notice to or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.

     SECTION 12.8 Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to any Pledgor, addressed to it at the address of the Borrower set forth in the Credit Agreement and as to the Collateral Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this
Section 12.8.

     SECTION 12.9 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS EXCEPT TO THE GREATEST EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR ITEM OR TYPE OF PLEDGED COLLATERAL, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

     SECTION 12.10 CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL. ALL JUDICIAL PROCEEDINGS BROUGHT WITH RESPECT TO

THIS AGREEMENT MAY BE BROUGHT IN THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND APPELLATE COURTS OF ANY THEREOF, AND BY EXECUTION AND DELIVERY HEREOF, EACH PARTY HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO AGREES THAT SERVICE OF PROCESS IN ANY PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN THE CREDIT AGREEMENT OR AT SUCH OTHER ADDRESS OF WHICH THE PARTIES HERETO SHALL HAVE BEEN NOTIFIED PURSUANT THERETO. IF ANY AGENT APPOINTED BY ANY PARTY HERETO REFUSES TO ACCEPT SERVICE, SUCH PARTY HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE COLLATERAL AGENT TO BRING PROCEEDINGS AGAINST ANY PARTY HERETO IN THE COURTS OF ANY OTHER JURISDICTION. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     SECTION 12.11 Severability of Provisions. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     SECTION 12.12 Execution in Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

     SECTION 12.13 Limitation on Interest Payable. It is the intention of the parties to conform strictly to the usury laws, whether state or Federal, that are applicable to the transaction of which this Agreement is a part. All agreements between the Pledgors and the Collateral Agent whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid by the Pledgors for the use, forbearance or detention of the money to be loaned under the Credit Agreement, any Interest Rate Protection Agreement, or any other Loan Document, or for the payment or performance of any covenant or obligation contained herein or in the Credit Agreement, any Interest Rate Protection Agreement, or any other Loan Document, exceed the maximum amount permissible under applicable Federal or state usury laws. If under any circumstances whatsoever fulfillment of any such provision, at the time performance of such provision shall be due, shall involve exceeding the limit of validity prescribed by law, then the obligation to be fulfilled shall be reduced to the limit of such validity. If under any circumstances the Pledgors shall have paid an amount deemed interest by applicable law, which would exceed the highest lawful rate, such amount that would be excessive interest under applicable usury laws shall be applied to the reduction of the principal amount owing in respect of the Secured Obligations and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal and any other amounts due hereunder, the excess shall be refunded to the Pledgors. All sums paid or agreed to be paid for the use, forbearance or detention of the principal under any extension of credit by the Collateral Agent shall, to the extent permitted by applicable law, and to the extent necessary to preclude exceeding the limit of validity prescribed by law, be amortized, prorated, allocated and spread from the date hereof until payment in full of the Secured Obligations so that the actual rate of interest on account of such principal amounts is uniform throughout the term hereof.

     SECTION 12.14 Business Days. In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.

     SECTION 12.15 Relationship. The relationship of Collateral Agent to each of the Pledgors hereunder is strictly and solely that of lender and borrower and pledgor and secured party and nothing contained in the Credit Agreement, this Agreement, any Interest Rate Protection Agreement or any other document or instrument now existing and delivered in connection therewith or otherwise in connection with the Secured Obligations is intended to create, or shall in any event or under any circumstance be construed as creating a partnership, joint venture, tenancy-in-common, joint tenancy or other relationship of any nature whatsoever between Collateral Agent and each of the Pledgors other than as lender and borrower and mortgagor and mortgagee.

     SECTION 12.16 Waiver of Stay. Each Pledgor agrees that in the event that such Pledgor or any property or assets of such Pledgor shall hereafter become the subject of a voluntary or involuntary proceeding under the Bankruptcy Code or such Pledgor shall otherwise be a party to any Federal or state bankruptcy, insolvency, moratorium or similar proceeding to which the provisions relating to the automatic stay under Section 362 of the Bankruptcy Code or any similar provision in any such law is applicable, then, in any such case, whether or not the Collateral Agent has commenced foreclosure proceedings under this Agreement, the Collateral Agent shall be entitled to relief from any such automatic stay as it relates to the exercise of any of the rights and remedies (including, without limitation, any foreclosure proceedings) available to the Collateral Agent as provided in this Agreement or in any other Loan Document.

     SECTION 12.17 No Credit for Payment of Taxes or Imposition. Such Pledgor shall not be entitled to any credit against the principal, premium, if any, or interest payable under the Credit Agreement, and such Pledgor shall not be entitled to any credit against any other sums which may become payable under the terms thereof or hereof, by reason of the payment of any Tax on the Pledged Collateral or any part thereof.

     SECTION 12.18 No Claims Against Collateral Agent. Nothing contained in this Agreement shall constitute any consent or request by the Collateral Agent, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Pledged Collateral or any part thereof, nor as giving any Pledgor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Collateral Agent in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.

     SECTION 12.19 Obligations Absolute. All obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of:

          (i) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Pledgor;

          (ii) any lack of validity or enforceability of the Credit Agreement, any Interest Rate Protection Agreement, any Letter of Credit or any other Loan Document, or any other agreement or instrument relating thereto;

          (iii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any Interest Rate Protection Agreement, any Letter of Credit or any other Loan Document, or any other agreement or instrument relating thereto;

          (iv) any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

          (v) any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, any Interest Rate Protection Agreement or any other Loan Document except as specifically set forth in a waiver granted pursuant to the provisions of Section 12.7 hereof; or

          (vi) any other circumstances which might otherwise constitute a defense available to, or a discharge of, any Pledgor.

     SECTION 12.20 Collateral Agent's Right to Sever Indebtedness.

     (i) Each Pledgor acknowledges that (A) the Pledged Collateral does not constitute the sole source of security for the payment and performance of the Secured Obligations and that the Secured Obligations are also secured by other types of property of the Pledgors in other jurisdictions (all such property, collectively, the "Collateral"), (B) the number of such jurisdictions and the nature of the transaction of which this instrument is a part are such that it would have been impracticable for the parties to allocate to each item of Collateral a specific loan amount and to execute in re-
     spect of such item a separate credit agreement and (C) each Pledgor intends that the Collateral Agent have the same rights with respect to the Pledged Collateral, in any judicial proceeding relating to the exercise of any right or remedy hereunder or otherwise, that the Collateral Agent would have had if each item of Collateral had been pledged or encumbered pursuant to a separate credit agreement and security instrument. In furtherance of such intent, each Pledgor agrees to the greatest extent permitted by law that the Collateral Agent may at any time by notice (an "Allocation Notice") to such Pledgor allocate a portion of the Secured Obligations (the "Allocated Indebtedness") to all or a specified portion of the Pledged Collateral and sever from the remaining Secured Obligations the Allocated Indebtedness. From and after the giving of an Allocation Notice with respect to any of the Pledged Collateral, the Secured Obligations hereunder shall be limited to the extent set forth in the Allocation Notice and (as so limited) shall, for all purposes, be construed as a separate credit obligation of such Pledgor unrelated to the other transactions contemplated by the Credit Agreement, any Interest Rate Protection Agreement, any other Loan Document or any document related to any thereof. To the extent that the proceeds of any judicial proceeding relating to the exercise of any right or remedy hereunder of the Pledged Collateral shall exceed the Allocated Indebtedness, such proceeds shall belong to such Pledgor and shall not be available hereunder to satisfy any Secured Obligations of such Pledgor other than the Allocated Indebtedness. In any action or proceeding to exercise any right or remedy under this Agreement which is commenced after the giving by the Collateral Agent of an Allocation Notice, the Allocation Notice shall be conclusive proof of the limits of the Secured Obligations hereby secured, and such Pledgor may introduce, by way of defense or counterclaim, evidence thereof in any such action or proceeding. Notwithstanding any provision of this Section 12.20, the proceeds received by the Collateral Agent pursuant to this Agreement shall be applied by the Collateral Agent in accordance with the provisions of Article XI hereof.

          (ii) Each Pledgor hereby waives to the greatest extent permitted under law the right to a discharge of any of the Secured Obligations under any statute or rule of law now or hereafter in effect which provides that the exercise of any particular right or remedy as provided for herein (by judicial proceedings or otherwise) constitutes the exclusive means for satisfaction of the Secured Obligations or which makes unavailable any further judgment or any other right or remedy provided for herein because the Collateral Agent elected to proceed with the exercise of such initial right or remedy or because of any failure by the Collateral Agent to comply with laws that prescribe conditions to the entitlement to such subsequent judgment or the availability of such subsequent right or remedy. In the event that, notwithstanding the foregoing waiver, any court shall for any reason hold that such subsequent judgment or action is not available to the Collateral Agent, no Pledgor shall (A) introduce in any other jurisdiction any judgment so holding as a defense to enforcement against such Pledgor of any remedy in the Credit Agreement, any Interest Rate Protection Agreement or any other Loan Document or (B) seek to have such judgment recognized or entered in any other jurisdiction, and any such judgment shall in all events be limited in application only to the state or jurisdiction where rendered and only with respect to the collateral referred to in such judgment.

          (iii) In the event any instrument in addition to the Allocation Notice is necessary to effectuate the provisions of this Section 12.20 including, without limitation, any amendment to this Agreement, any substitute promissory note or affidavit or certificate of any kind, the Collateral Agent may execute and deliver such instrument as the attorney-in-fact of any Pledgor. Such power of attorney is coupled with an interest and is irrevocable.

          (iv) Notwithstanding anything set forth herein to the contrary, the provisions of this Section 12.20 shall be effective only to the maximum extent permitted by law.

     SECTION 12.21 Effect. Effective as of the date of this Agreement (the "Effective Date"), this Security Agreement amends and restates the Original Security Agreement in its entirety. It is the intent of the parties hereto that this Security Agreement not constitute a novation and that this Security Agreement replaces in its entirety the Original Security Agreement. After the Effective Date, all references in any Loan Document to the "Security Agreement" shall mean and be a reference to this Agreement.

     IN WITNESS WHEREOF, the Pledgors and the Collateral Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

                            ACTUANT CORPORATION
                               (formerly known as Applied Power Inc.),
                               as Borrower and as Pledgor

                            By: /s/ Andrew Lampereur
                               ------------------------------------------------
                               Name: Andrew Lampereur
                               Title: Vice President


                            ACTUANT INVESTMENTS, INC. (formerly known
                              as APW Investments, Inc.)
                            APPLIED POWER INVESTMENTS II, INC.
                            GB TOOLS AND SUPPLIES, INC. (formerly known
                                as Gardner Bender, Inc. and
                                APW Tools and Supplies, Inc.)
                            CALTERM TAIWAN, INC.
                            COLUMBUS MANUFACTURING LLC
                            DCW HOLDING INC.
                            DEL CITY WIRE CO. INC.
                            NEW ENGLAND CONTROLS, INC.
                            NIELSEN HARDWARE CORPORATION
                            VERSA TECHNOLOGIES INC.
                            VT HOLDINGS, INC.
                            VT HOLDINGS II, INC.,
                                each as Subsidiary Guarantor and as Pledgor

                            By: /s/ Andrew Lampereur
                               ------------------------------------------------
                               Name: Andrew Lampereur
                               Title: Vice President


                            ENGINEERED SOLUTIONS, LP,
                                as Subsidiary Guarantor and as Pledgor
                            By Versa Technologies Inc., General Partner

                            By: /s/ Andrew Lampereur
                               ------------------------------------------------
                               Its: Vice President


                               By:
                                  -------------------------------------------
                                  Name:
                                  Title:

                             CREDIT SUISSE FIRST BOSTON,
                               as Collateral Agent

                             By:/s/ Karl M. Studer
                                -----------------------------------------------
                                Name: Karl M. Studer
                                Title: Director


                             By:/s/ Mark E. Gleason
                                -----------------------------------------------
                                Name: Mark E. Gleason
                                Title: Director